UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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JOHNSON & JOHNSON
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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Notice of Annual Meeting
and Proxy Statement

March 17, 2010

The Annual Meeting of Shareholders of Johnson & Johnson will be held on Thursday, April 22, 2010 at 10:00 a.m. at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, to:

1.	Elect the Directors as named in the Proxy Statement;
2.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2010; and
3.	Transact such other business, including action on two shareholder proposals, as may properly come before the meeting, and any adjournment or postponement.

Shareholders are cordially invited to attend the meeting. Please note our Admission Card procedures:

•	If you are a registered shareholder, there is a box on the proxy card that you should mark to request an Admission Card if you plan to attend.

•	If you are a registered shareholder and vote via the Internet or by telephone, there will be applicable instructions to follow when voting to indicate if you would like to receive an Admission Card.

•	If you are a shareholder whose shares are not registered in your own name and you plan to attend, you must request an Admission Card by writing to the Office of the Corporate Secretary, Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Evidence of your stock ownership, which you can obtain from your bank or broker, must accompany your letter.

If you are unable to attend the meeting, you will be able to view and listen to the meeting via the Internet. The Company will broadcast the meeting as a live Webcast through the Johnson & Johnson Web site at www.jnj.com. The Webcast will remain available for replay for three months following the meeting. Visit the Johnson & Johnson Web site at www.jnj.com and click on “Webcasts & Presentations” in the Investor Relations section for details.

By order of the Board of Directors,

Steven M. Rosenberg
Secretary

YOU CAN VOTE IN ONE OF FOUR WAYS:

(1)	Visit the Web site noted on your proxy card to vote via the Internet;

(2)	Use the telephone number on your proxy card to vote by telephone;

(3)	Sign, date and return your proxy card in the enclosed envelope to vote by mail; or

(4)	Attend the meeting in person.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 22, 2010: The Proxy Statement and Annual Report to Shareholders are available at www.investor.jnj.com/annual-reports.cfm.

GENERAL INFORMATION

Shareholders Entitled to Vote.  Shareholders of record of the Common Stock of the Company at the close of business on February 23, 2010, are entitled to notice of and to vote at the Annual Meeting of Shareholders and at any and all adjournments or postponements of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. On the record date there were 2,756,260,605 shares outstanding.

Each matter to be submitted to the shareholders, including the election of Directors, requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

How to Vote.  Shareholders of record (that is, shareholders who hold their shares in their own name) can vote any one of four ways:

(1) Via the Internet: Go to the Web site listed on your proxy card to vote via the Internet. You will need to follow the instructions on your proxy card and the Web site. If you vote via the Internet, you may incur telephone and Internet access charges.

(2) By Telephone: Call the telephone number on your proxy card to vote by telephone. You will need to follow the instructions on your proxy card and the voice prompts.

(3) By Mail: Sign, date and return your proxy card in the enclosed postage-paid envelope. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

(4) In Person: Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting also will be offered to shareholders owning shares through most banks and brokers.

Changing Your Vote.  You may change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary. If you voted via the Internet or by telephone you may also change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Secretary before the proxy is exercised or you vote by ballot at the meeting.

Effect of Not Casting Your Vote.  If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of Directors (Item 1 of this Proxy Statement). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of Directors, your bank or broker was allowed to vote those shares on your behalf in the election of Directors as they felt appropriate. Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of Directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of Directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Item 2 of this Proxy Statement). They will not have discretion to vote uninstructed shares on shareholder proposals (Items 3 and 4 of this Proxy Statement). If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting, except Item 2. For more information on this topic, see the SEC Investor Alert issued in February 2010 entitled “New Shareholder Voting Rules for the 2010 Proxy Season” at http://www.sec.gov/investor/alerts/votingrules2010.htm.

Proxy Solicitation.  The accompanying proxy is solicited by the Board of Directors of the Company. This Proxy Statement is being mailed to the shareholders on or about March 17, 2010 concurrently with the mailing of the Company’s 2009 Annual Report to Shareholders. In addition to this solicitation by mail, several regular employees of the Company may solicit proxies in person or by telephone. The Company has also retained the firm of Georgeson Shareholder Communications, Inc. to aid in the solicitation of brokers, banks and institutional and other shareholders for a fee of approximately $15,500, plus reimbursement of expenses. All costs of the solicitation of proxies will be borne by the Company. On the accompanying proxy, a shareholder may substitute the name of another person in place of those persons presently named as proxies. In order to vote, a substitute must present adequate identification to the Secretary before the voting occurs.

Electronic Access to Proxy Materials and Annual Report.  This Proxy Statement and the Company’s 2009 Annual Report are available on the Company’s Web site at www.investor.jnj.com/annual-reports.cfm. Instead of receiving paper copies of next year’s Proxy Statement and Annual Report by mail, shareholders can elect to receive an e-mail message that will provide a link to those documents on the Internet. By opting to access your proxy materials via the Internet, you will:

•	gain faster access to your proxy materials;

•	save the Company the cost of producing and mailing documents to you;

•	reduce the amount of mail you receive; and

•	help preserve environmental resources.

Johnson & Johnson shareholders who have enrolled in the electronic access service previously will receive their materials online this year.

Shareholders of record may enroll in the electronic proxy and Annual Report access service for future Annual Meetings of Shareholders by registering online at www.computershare-na.com/green. If you vote via the Internet, simply follow the prompts that will link you to that Web site. Street name shareholders who wish to enroll for electronic access may register for online delivery of materials by going to http://enroll.icsdelivery.com/jnj.

Reduce Duplicate Mailings.  The Company is required to provide an Annual Report to all shareholders who receive this Proxy Statement. If you are a shareholder of record and have more than one account in your name or at the same address as other shareholders of record, you may authorize the Company to discontinue duplicate mailings of future Annual Reports (commonly referred to as “householding”). To do so, mark the designated box on each proxy card for which you wish to discontinue receiving an Annual Report. If you are voting via the Internet or by telephone, you can either follow the prompts when you vote or give the Company instructions to discontinue duplicate mailings of future Annual Reports. Street name shareholders who wish to discontinue receiving duplicate mailings of future Annual Reports should review the information provided in the proxy materials mailed to them by their bank or broker.

Johnson & Johnson Employee Savings Plans.  If you are an employee of a Johnson & Johnson company and hold shares in one of the Company’s employee savings plans, you will receive one proxy card which covers those shares held for you in your savings plan, as well as any other shares registered in your own name (but, not shares held in street name). If you vote via the Internet, by telephone or by mail, as described above, by 5:00 p.m. (Eastern) on April 20, 2010, the Trustee of your savings plan will vote your shares as you have directed (your voting instructions will be kept confidential from the Company). In accordance with the terms of the Johnson & Johnson Savings Plan and the Johnson & Johnson Puerto Rico Retirement Savings Plan, if you hold shares in either Plan and do not vote, the Plan Trustee will vote your shares in direct proportion to the shares held in that Plan for which votes will be cast. If you hold shares in any other Johnson & Johnson employee savings plan, including the Johnson & Johnson Savings Plan for Union Represented Employees, and do not vote, the Plan Trustee will not vote your shares. Participants in the Johnson & Johnson employee savings plans may attend the Annual Meeting. However, shares held in those plans can only be voted as described in this paragraph, and cannot be voted at the meeting.

Advance Notice of Shareholder Proposals and Other Items of Business.  To be included in the Proxy Statement and proxy card for the 2011 Annual Meeting of Shareholders, a shareholder proposal must be received by the Company at its principal office on or before November 17, 2010. In addition, under the terms of the Company’s By-Laws, a shareholder who intends to present an item of business at the 2011 Annual Meeting of Shareholders (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide written notice of such business to the Company, which must be received by the Company on or before November 17, 2010. Proposals and other items of business should be directed to the attention of the Secretary at the principal office of the Company, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.

ITEM 1: ELECTION OF DIRECTORS

Director Nomination Process.  The Nominating & Corporate Governance Committee of the Board of Directors reviews possible candidates for the Board and recommends the nominees for Directors to the Board for approval. The Board has adopted General Criteria for Nomination to the Board of Directors, which, as part of the Principles of Corporate Governance, are posted on the Company’s Web site at www.investor.jnj.com/governance/policies.cfm. These criteria describe specific traits, abilities and experience that the Nominating & Corporate Governance Committee and the Board look for in determining candidates for election to the Board, including:

•	the highest ethical character and shared values with the Company’s Credo;

•	reputations consistent with the Company’s image and reputation;

•	accomplishments within their respective fields, with superior credentials and recognition;

•	active and former chief executive officers of public companies and leaders of major complex organizations, including scientific, government, educational and other non-profit institutions;

•	widely recognized leaders in the fields of medicine or biological sciences, including those who have received the most prestigious awards and honors in their fields;

•	relevant expertise and experience and the ability to offer advice and guidance to the CEO based on that expertise and experience;

•	ability to exercise sound business judgment; and

•	diversity reflecting gender, ethnic background and professional experience.

The Nominating & Corporate Governance Committee annually considers the size, composition and needs of the Board in light of these criteria and accordingly considers and recommends candidates for membership on the Board.

The Nominating & Corporate Governance Committee considers suggestions from many sources, including shareholders, regarding possible candidates for Directors. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary at the principal office of the Company at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Possible candidates suggested by shareholders are evaluated by the Nominating & Corporate Governance Committee in the same manner as other possible candidates.

Nominees.  There are 10 nominees for election as Directors of the Company to hold office until the next Annual Meeting and until their successors have been duly elected and qualified.

If the enclosed proxy is properly executed and received in time for the meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby “For” or “Against” the persons nominated for election as Directors or “Abstain” from voting, as instructed. See “Corporate Governance—Majority Vote Standard in Uncontested Director Elections” on page 18 of this Proxy Statement. If any nominee should refuse or be unable to serve, an event which is not anticipated, the proxy will be voted for such person as shall be designated by the Board of Directors to replace such nominee or, in lieu thereof, the Board of Directors may reduce the number of Directors.

Except for Anne M. Mulcahy, who was appointed to the Board in October 2009, all of the nominees were elected to the Board at the last Annual Meeting. All of the nominees are currently serving as Directors of the Company. In keeping with the Board’s policy on retirement of Directors, Mr. Arnold G. Langbo, elected to the Board in 1991, will not stand for re-election, after having served for one additional term on an exception basis at the Board’s request.

Following are summaries of the background, business experience and descriptions of the principal occupations of the nominees.

Mary Sue Coleman, Ph.D., President, University of Michigan

Dr. Coleman, 66, was elected to the Board of Directors in 2003 and is a member of the Audit Committee and the Science & Technology Advisory Committee. She has served as President of the University of Michigan since August 2002, after having served as President of the University of Iowa from 1995 to July 2002. In addition to her current position as President, Dr. Coleman is a professor of biological chemistry in the University of Michigan Medical School and a professor of chemistry in the University of Michigan College of Literature, Science and the Arts. Prior to 1995, Dr. Coleman served as Provost and Vice President for Academic Affairs at the University of New Mexico, Vice Chancellor for Graduate Studies & Research and Associate Provost and Dean of Research at the University of North Carolina at Chapel Hill, and a member of the biochemistry faculty and an administrator at the Cancer Center of the University of Kentucky in Lexington. Elected to the National Academy of Sciences’ Institute of Medicine in 1997, Dr. Coleman is a Fellow of the American Academy of Arts and Sciences and the American Association for the Advancement of Science. Dr. Coleman is a Trustee of the John S. and James L. Knight Foundation and the Gerald R. Ford Foundation. Having served as President of two of the nation’s largest and most prestigious public universities and having a long and decorated career in the sciences, Dr. Coleman brings to the Company’s Board a unique point of view regarding organizational management and academic research vital to a company competing in science-based industries.

Other Public Company Board Service: Meredith Corporation (1997 to present).

James G. Cullen, Retired President and Chief Operating Officer, Bell Atlantic Corporation

Mr. Cullen, 67, was elected to the Board of Directors in 1995 and is the Presiding Director of the Board, Chairman of the Audit Committee and a member of the Nominating & Corporate Governance Committee. Mr. Cullen retired as President and Chief Operating Officer of Bell Atlantic Corporation (communications) in 2000. He had assumed those positions in 1998, after having been Vice Chairman since 1995 and, prior to that, President since 1993. He was President and Chief Executive Officer of Bell Atlantic-New Jersey, Inc. from 1989 to 1993. He is a Director of Eisenhower Medical Center. With years of demonstrated managerial ability as CEO and COO of a large telecommunications company, and as the current independent, non-executive Chairman of the Board of Directors of Agilent Technologies, Inc. and independent Lead Director of the Board of Directors of NeuStar, Inc., Mr. Cullen brings to the Company’s Board a wealth of knowledge of organizational and operational management as well as board leadership experience essential to a large public company.

Other Public Company Board Service: Agilent Technologies, Inc. (2000 to present; Non-Executive Chairman since 2005), NeuStar, Inc. (2005 to present; Lead Independent Director since 2005), Prudential Financial, Inc. (2001 to present).

Michael M. E. Johns, M.D., Chancellor, Emory University

Dr. Johns, 68, was elected to the Board of Directors in 2005 and is a member of the Compensation & Benefits Committee and the Science & Technology Advisory Committee. He has served since October 2007 as Chancellor of Emory University. From 1996 to 2007, Dr. Johns served as Executive Vice President for Health Affairs and Chief Executive Officer of the Robert W. Woodruff Health Sciences Center of Emory University. As the Executive Vice President for Health Affairs, he oversaw Emory University’s widespread academic and clinical programs in health sciences and led strategic planning initiatives for both patient care and research. In addition, from 1996 to 2007, he served as the Chairman of the Board of Emory Healthcare, the largest health care system in Georgia. From 1990 to 1996, Dr. Johns served as Dean of the Johns Hopkins School of Medicine and Vice President of the Medical Faculty at Johns Hopkins University. Dr. Johns is Past Chair of the Council of Teaching Hospitals, a fellow of the American Association for the Advancement of Science and a member of the Institute of Medicine. He is a member of the editorial board of the Journal of the American Medical Association (JAMA) and chairs the Publication Committee of the journal Academic Medicine. Having served in numerous senior leadership positions at some of the nation’s most prestigious academic institutions, hospitals and health care systems, Dr. Johns provides a valuable combination of experience at the highest levels of both patient care and medical research, as well as organizational management skills and public health policy expertise, making him an integral board member of a company in the health care industry.

Other Public Company Board Service: AMN Healthcare Services, Inc. (2008 to present), Genuine Parts Company (2000 to present).

Susan L. Lindquist, Ph.D., Member and Former Director, Whitehead Institute for Biomedical Research; Professor of Biology, Massachusetts Institute of Technology

Dr. Lindquist, 60, was elected to the Board of Directors in 2004 and is a member of the Science & Technology Advisory Committee and the Public Policy Advisory Committee. She is a member of the Whitehead Institute, a non-profit, independent research and educational institution, a Professor of Biology at the Massachusetts Institute of Technology and an Investigator of the Howard Hughes Medical Institute. Dr. Lindquist served as Director of the Whitehead Institute from 2001 to 2004. Previously she was affiliated with the University of Chicago where she was the Albert D. Lasker Professor of Medical Sciences in the Department of Molecular Genetics and Cell Biology. Dr. Lindquist was elected to the American Academy of Arts and Sciences in 1996, the National Academy of Sciences in 1997, the American Philosophical Society in 2003 and the Institute of Medicine in 2006. She received the Novartis/Drew Award for Biomedical Research in 2000, the Dickson Prize in Medicine in 2002, the Sigma Xi William Procter Prize for Academic Achievement in 2006, the Nevada Silver Medal for Scientific Achievement in 2007, and both the Genetics Society of America Medal and the Centennial Medal of the Harvard University Graduate School of Arts and Sciences in 2008. She is a member of the Scientific Advisory Boards of the Stowers Institute for Medical Research, the Institut für Molekulare Biotechnologie GmbH, and the External Advisory Board of the Chicago Biomedical Consortium. She is also a Co-Founder of FoldRx Pharmaceuticals, Inc., a private biotechnology start-up company. From her long and decorated career in scientific research and her global reputation as a pioneer in biomedical innovation, Dr. Lindquist brings to the Company’s Board an incomparable perspective on the intersection of academic and commercial medical research critical to a company in the health care industry.

Other Public Company Board Service: None.

Anne M. Mulcahy, Chairman and Retired Chief Executive Officer, Xerox Corporation

Ms. Mulcahy, 57, was appointed to the Board of Directors in October 2009. Ms. Mulcahy was both Chairman and Chief Executive Officer of Xerox Corporation (business equipment and services) until July 2009, when she retired as CEO after eight years in the position. Prior to serving as CEO, Ms. Mulcahy was President and Chief Operating Officer of Xerox. She has also served as president of Xerox’s General Markets Operations, which created and sold products for reseller, dealer and retail channels. During a career at Xerox that began in 1976, Ms. Mulcahy has also served as Vice President for Human Resources with responsibility for compensation, benefits, human resource strategy, labor relations, management development and employee training; and Vice President and Staff Officer for Customer Operations, covering South America and Central America, Europe, Asia and Africa, and China. Having served as Chairman and CEO of a large, global manufacturing and services company with one of the world’s most recognized brands and track record for innovation, Ms. Mulcahy presents valuable insight into organizational and operational management issues crucial to a large public company, as well as a strong reputation for leadership in business innovation and talent development.

Other Public Company Board Service: Citigroup Inc. (2004 to present), The Washington Post Company (2008 to present), Xerox Corporation (2000 to present; Executive Chairman since 2002).

Recent Past Public Company Board Service: Federal National Mortgage Association (2000-2004), Target Corporation (1997 to 2009).

Leo F. Mullin, Retired Chairman and Chief Executive Officer, Delta Air Lines, Inc.

Mr. Mullin, 67, was elected to the Board of Directors in 1999 and is a member of the Audit Committee and Chairman of the Public Policy Advisory Committee. Mr. Mullin retired as Chief Executive Officer of Delta Air Lines, Inc. (air transportation) in December 2003 and Chairman in April 2004, after having served as Chief Executive Officer of Delta since 1997 and Chairman since 1999. Mr. Mullin currently serves as a Senior Advisor, on a part-time basis, to Goldman Sachs Capital Partners, a private equity fund group. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. He was an executive of First Chicago Corporation from 1981 to 1995, serving as that company’s President and Chief Operating Officer from 1993 to 1995, and as Chairman and Chief Executive Officer of American National Bank, a subsidiary of First Chicago Corporation, from 1991 to 1993. Mr. Mullin is a member of both The Business Council and the Advisory Board of the Carter Center. He is currently Chairman of the Board of the Juvenile Diabetes Research Foundation (JDRF) and served as interim Chief Executive Officer of JDRF from July through December 2008. Mr. Mullin’s depth and breadth of exposure to complex issues from having served as Chairman and CEO of one of the nation’s largest airlines and his long and distinguished career in the banking industry, make him a skilled advisor who provides critical insight into organizational and operational management, global business and financial matters.

Other Public Company Board Service: ACE Limited (2007 to present), Education Management Corporation (2009 to present).

Recent Past Public Company Board Service: Delta Air Lines, Inc. (1997 to 2004; Executive Chairman 1999 to 2004), Bell South Corporation (1998 to 2006).

William D. Perez, Senior Advisor, Greenhill & Co., Inc.; Retired President and Chief Executive Officer, Wm. Wrigley Jr. Company

Mr. Perez, 62, was elected to the Board of Directors in 2007 and is a member of the Compensation & Benefits Committee and the Public Policy Advisory Committee. Mr. Perez is currently a Senior Advisor at Greenhill & Co., Inc., (investment banking). Mr. Perez served as President and Chief Executive Officer for the Wm. Wrigley Jr. Company (confectionary and chewing gum) from 2006 to 2008. Before joining Wrigley, Mr. Perez served as President and Chief Executive Officer of Nike, Inc. Previously, he spent 34 years with S.C. Johnson & Son, Inc., including eight years as its President and Chief Executive Officer. Mr. Perez is a Director of the Boys & Girls Club of Chicago and is a Trustee for Cornell University and Northwestern Memorial Hospital. With his experience as CEO of several large, consumer-focused companies across a wide variety of industries, Mr. Perez contributes to the Company’s Board significant organizational and operational management skills, combined with a wealth of experience in global, consumer-oriented businesses vital to a large public company in the consumer products space.

Other Public Company Board Service:  Campbell Soup Company (2009 to present), Whirlpool Corporation (2009 to present).

Recent Past Public Company Board Service:  Kellogg Company (2000 to 2006), Nike, Inc. (2004 to 2006), Wm. Wrigley Jr. Company (2006 to 2008).

Charles Prince, Chairman, Sconset Group, LLC; Senior Counselor, Albright Capital Management LLC; Retired Chairman and Chief Executive Officer, Citigroup Inc.

Mr. Prince, 60, was elected to the Board of Directors in 2006 and is a member of the Compensation & Benefits Committee and Chairman of the Nominating & Corporate Governance Committee. Mr. Prince is currently Chairman of Sconset Group, LLC and a Senior Counselor for Albright Capital Management LLC, a Washington, D.C. based investment firm. Mr. Prince served as Chief Executive Officer of Citigroup Inc. (financial services) from 2003 to 2007 and as Chairman from 2006 to 2007. Previously he served as Chairman and Chief Executive Officer of Citigroup’s Global Corporate and Investment Bank from 2002 to 2003, Chief Operating Officer from 2001 to 2002, and Chief Administrative Officer from 2000 to 2001. Mr. Prince began his career as an attorney at U.S. Steel Corporation in 1975, and in 1979 joined Commercial Credit Company (a predecessor company to Citigroup) where he held various management positions until 1995, when he was named Executive Vice President. Mr. Prince is a member of the Council on Foreign Relations and The Business Council. Having served as Chairman and CEO of the nation’s largest and most diversified financial institution, Mr. Prince brings to the Company’s Board a strong mix of organizational and operational management skills combined with well-developed legal, global business and financial acumen critical to a large public company.

Other Public Company Board Service:  Xerox Corporation (2008 to present).

Recent Past Public Company Board Service:  Citigroup Inc. (2003 to 2007; Executive Chairman 2006 to 2007).

David Satcher, M.D., Ph.D., Director, Center of Excellence on Health Disparities, Director, Satcher Health Leadership Institute and Poussaint-Satcher-Cosby Chair in Mental Health, Morehouse School of Medicine

Dr. Satcher, 69, was elected to the Board of Directors in 2002 and is Chairman of the Science & Technology Advisory Committee and a member of the Public Policy Advisory Committee. Dr. Satcher assumed his current post at Morehouse School of Medicine in 2004 and served as the School’s Interim President from 2004 until 2006 and Director of the School’s National Center for Primary Care from 2002 through 2004. In 2002, Dr. Satcher completed his four-year term as the 16th Surgeon General of the United States. He also served as the U.S. Assistant Secretary for Health from 1998 to 2001. From 1993 to 1998, Dr. Satcher served as Director of the Centers for Disease Control and Prevention and Administrator of the Agency for Toxic Substances and Disease Registry. Dr. Satcher served as President of Meharry Medical College in Nashville, Tennessee, from 1982 to 1993. Dr. Satcher is a fellow of the American Academy of Family Physicians, the American College of Preventive Medicine and the American College of Physicians. He has received numerous honorary degrees and awards, including the Jimmy and Rosalynn Carter Award for Humanitarian Contributions to the Health of Humankind, the New York Academy of Medicine Lifetime Achievement Award and the National Association of Mental Illness Distinguished Service Award. Dr. Satcher serves on the boards of Action for Healthy Kids, Community Foundation of Greater Atlanta, Kaiser Family Foundation, Save the Children and the United Way of Atlanta. With his long and decorated career in the field of public health policy, including service as Surgeon General of the United States, as well as his valuable experience in medical academia and patient care, Dr. Satcher provides unparalleled experience and vision for a company in the health care industry.

Other Public Company Board Service: MetLife, Inc. (2007 to present).

William C. Weldon, Chairman, Board of Directors and Chief Executive Officer; Chairman, Executive Committee

Mr. Weldon, 61, was elected to the Board of Directors and named Vice Chairman of the Board in 2001 and assumed his current responsibilities in 2002. Mr. Weldon joined the Company in 1971, and served in several sales, marketing and international management positions before becoming President of Ethicon Endo-Surgery in 1992 and Company Group Chairman of Ethicon Endo-Surgery in 1995. He was appointed to the Executive Committee and named Worldwide Chairman, Pharmaceuticals Group, in 1998. Mr. Weldon is a member of The Business Council and the Sullivan Alliance to Transform America’s Health Profession. He is a Trustee of Quinnipiac University and serves on the Liberty Science Center Chairman’s Advisory Council. Mr. Weldon also serves as Chairman of the CEO Roundtable on Cancer. Having started his career at the Company in 1971 and been promoted to positions of increasing responsibility across business segments, culminating with his appointment as Chairman/CEO in 2002, Mr. Weldon brings vast knowledge of the Company’s business, structure, history and culture to the Board and the Chairman position. Mr. Weldon continues to be one of the longest-tenured and most well-respected CEOs in the health care industry.

Other Public Company Board Service: J.P. Morgan Chase & Co. (2005 to present).

Other Information.  U.S. Securities and Exchange Commission (“SEC”) regulations require the Company to describe certain legal proceedings, including bankruptcy and insolvency filings, involving nominees for the Board of Directors or companies of which a nominee was an executive officer. Mr. Mullin retired as Chief Executive Officer of Delta Air Lines, Inc. in December 2003 and Chairman in April 2004. In September 2005, Delta Air Lines voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Nominating & Corporate Governance Committee of the Board of Directors does not believe that this proceeding is material to an evaluation of Mr. Mullin’s ability to serve as a Director.

The Board of Directors recommends a vote FOR the election of each of the above-named nominees.

STOCK OWNERSHIP AND SECTION 16 COMPLIANCE

The following table sets forth information regarding beneficial ownership of the Company’s Common Stock for each Director and each executive officer named in the tables in the section “Executive and Director Compensation” on pages 44 to 55 of this Proxy Statement (each a “Named Executive Officer”) and by all Directors and executive officers as a group. Each of the individuals/groups listed below is the owner of less than 1% of the Company’s outstanding shares. Because they serve as co-trustees of two trusts which hold stock for the benefit of others, Messrs. Weldon and Deyo are deemed to “control” an additional 7,425,821 shares of the Company’s stock in which they have no economic interest. In addition to such shares, the Directors and executive officers as a group own/control a total of 946,553 shares. In the aggregate, these 8,372,374 shares represent less than 1% of the shares outstanding. All stock ownership is as of February 23, 2010 (except shares held in the Company’s Savings Plans, which are included as of January 29, 2010).

	Number of	Common Stock	Shares Under
	Common	Equivalent	Exercisable
Name	Shares(1)	Units(2)	Options(3)

Dominic J. Caruso	18,019	6,708	191,915
Mary Sue Coleman	11,159	10,777	7,600
James G. Cullen	76,022	29,671	24,050
Russell C. Deyo	151,544	—	867,424
Colleen A. Goggins	106,828	17,027	761,653
Michael M. E. Johns	10,397	8,235	—
Arnold G. Langbo	10,190	51,492	24,050
Susan L. Lindquist	10,588	9,000	7,600
Sherilyn S. McCoy	70,800	—	187,781
Anne M. Mulcahy	2,596	—	—
Leo F. Mullin	17,394	9,559	24,050
William D. Perez	16,929	4,662	—
Charles Prince	18,252	5,006	—
David Satcher	10,337	6,179	13,900
William C. Weldon	411,819	—	2,934,698
All Directors and executive officers as a group(16)	946,553 (4)	158,316	5,044,721

(1)	The shares described as “owned” are shares of the Company’s Common Stock directly or indirectly owned by each listed person and by members of his or her household and are held individually, jointly or pursuant to a trust arrangement. The Directors and executive officers disclaim beneficial ownership of an aggregate of 95,176 of these shares, including 30,000 shares listed as owned by Mr. Cullen, 13,602 shares listed as owned by Mr. Deyo, 900 shares listed as owned by Mr. Langbo, 17,292 shares listed as owned by Ms. McCoy, 800 shares listed as owned by Mr. Prince, and 32,582 shares listed as owned by Mr. Weldon.

(2)	Includes Common Stock equivalent units credited to Non-Employee Directors under the Company’s Deferred Fee Plan for Non-Employee Directors and Common Stock equivalent units credited to the executive officers under the Company’s Executive Income Deferral Plan.

(3)	Includes shares under options exercisable on February 23, 2010 and options that become exercisable within 60 days thereafter.

(4)	Includes 44,792 shares pledged as security.

As of March 10, 2010, the following are the only persons known to the Company to be the beneficial owner of five percent or more of any class of the Company’s voting securities:

		Amount and Nature
	Name and Address of	of Beneficial
Title of Class	Beneficial Owner	Ownership	Percent of Class

Common Stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	147,267,993 shares(1)	5.34	%(1)

	State Street Bank and Trust Company State Street Financial Center One Lincoln Street Boston, MA 02111	137,505,439 shares(2)	5.0	%(2)

(1)	Based solely on a Schedule 13G filed with the SEC on January 29, 2010, BlackRock, Inc. (“BlackRock”) reported aggregate beneficial ownership of approximately 5.34%, or 147,267,993 shares, of Johnson & Johnson Common Stock as of December 31, 2009. BlackRock reported that it possessed sole voting and dispositive power of 147,267,993 shares. BlackRock also reported that it did not possess shared voting or dispositive power over any shares beneficially owned.

(2)	Based solely on an Amendment to Schedule 13G filed with the SEC on February 9, 2010, State Street Bank and Trust Company, acting in various fiduciary capacities (“State Street”), reported aggregate beneficial ownership of approximately 5.0%, or 137,505,439 shares, of Johnson & Johnson Common Stock as of December 31, 2009. State Street reported that it possessed sole voting power of 104,350,943 shares, shared voting power of 32,776,467 shares, and shared dispositive power of 137,505,439 shares. State Street also reported that it did not possess sole dispositive power over any shares beneficially owned.

Certain of the Company’s U.S. and international employee savings and retirement plans have retained BlackRock and its affiliates to provide investment management services.

Certain of the Company’s U.S. and international employee savings and retirement plans have retained State Street and its affiliates to provide certain banking services, including trustee, custodial, investment management, administrative, and ancillary investment services.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that during 2009 all reports for the Company’s executive officers and Directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were filed on a timely basis, except that one transaction by each of Messrs. Donald M. Casey, Jr. and Alex Gorsky and Mses. Goggins and Mulcahy was not filed on a timely basis, and two transactions (one report) by each of Dr. Satcher and Mr. Weldon were not filed on a timely basis. All of those reports were subsequently filed.

CORPORATE GOVERNANCE

Director Independence.  The Board of Directors has determined that the following Directors, comprising all of the Non-Employee Directors, are “independent” under the listing standards of the New York Stock Exchange (“NYSE”) and the Company’s Standards of Independence: Dr. Coleman, Mr. Cullen, Dr. Johns, Mr. Langbo, Dr. Lindquist, Ms. Mulcahy, Mr. Mullin, Mr. Perez, Mr. Prince and Dr. Satcher. In order to assist the Board in making this determination, the Board has adopted Standards of Independence as part of the Company’s Principles of Corporate Governance, which can be found on the Company’s Web site at www.investor.jnj.com/governance/policies.cfm. These Standards identify, among other things, material business, charitable and other relationships that could interfere with a Director’s ability to exercise independent judgment.

As highly accomplished individuals in their respective industries, fields and communities, each of the Non-Employee Directors is affiliated with numerous corporations, educational institutions, hospitals, museums and charities, as well as civic organizations and professional associations, many of which have business, charitable or other relationships with the Company. The Board considered each of these relationships in light of the Standards of Independence and determined that none of these relationships conflict with the interests of the Company or would impair the relevant Non-Employee Director’s independence or judgment. The following table describes the relationships that were considered in making this determination. The nature of the transactions, relationships and arrangements summarized in the table below and the role of each of the Directors at their respective institutions, were such that none of the Non-Employee Directors had any direct business relationships with the Company in 2009 or received any direct personal benefit from any of these transactions, relationships or arrangements.

Type of
				Transaction,	2009
		Type of	Relationship to	Relationship or	Aggregate
Director	Organization	Organization	Organization	Arrangement	Magnitude
M. S. Coleman	University of Michigan	Educational institution	Executive officer	Sales of health care products and services; educational and research grants	<1%; <$1 million

M. M. E. Johns	Emory University	Educational institution	Employee	Sales of health care products and services; educational and research grants and fellowships	<1%; <$1 million

S. L. Lindquist	Massachusetts Institute of Technology	Educational institution	Employee	Tuition; educational and research sponsorships, fellowships and grants	<1%

	Whitehead Institute for Biomedical Research	Research and educational institution	Employee	Educational and research grants	<1%; <$1 million

A. M. Mulcahy	Catalyst Inc.	Professional association	Director	Membership fees; meeting facilitation and content development fees	<1%; <$1 million

	Save the Children	Charity	Director	Charitable contributions and grants	<1%; <$1 million

Type of
				Transaction,	2009
		Type of	Relationship to	Relationship or	Aggregate
Director	Organization	Organization	Organization	Arrangement	Magnitude
L. F. Mullin	Juvenile Diabetes Research Foundation	Charity	Director	Charitable contributions	<1%; <$1 million

W. D. Perez	Cornell University	Educational institution	Trustee	Contributions, grants; educational programming and conference fees	<1%; <$1 million

D. Satcher	Morehouse School of Medicine	Educational institution	Employee	Educational and research fellowships and grants; conference exhibit fees	<1%; <$1 million

	Save the Children	Charity	Director	Charitable Contributions and grants	<1%; <$1 million

All of the transactions, relationships and arrangements of the type listed above were entered into, and payments were made or received, by the Company in the ordinary course of business and on competitive terms. Aggregate payments to each of the relevant organizations did not exceed the greater of $1 million or 1% of that organization’s consolidated gross revenues for 2007, 2008 or 2009. The Company’s transactions with, or discretionary charitable contributions to, each of the relevant organizations (not including gifts made under the Company’s matching gifts program) did not exceed the greater of $1 million or 1% of that organization’s consolidated gross revenues for 2007, 2008 or 2009.

In the event of Board-level discussions pertaining to a potential transaction, relationship or arrangement involving an organization with which a Director is affiliated, that Director would be expected to recuse him or herself from the deliberation and decision-making process.

Board Meetings.  During 2009 the Board of Directors held seven regularly scheduled and two special meetings. Each Director attended at least 75% of the total regularly scheduled and special meetings of the Board of Directors and the committees on which he or she served, with the exception of Ms. Mulcahy, who was appointed to the Board in October 2009 and attended one of the two remaining Board meetings. A discussion of the role of the Board of Directors in the Company’s strategic planning process can be found on the Company’s Web site at www.investor.jnj.com/governance/strategic-planning.cfm.

Annual Meeting Attendance.  It has been the longstanding practice of the Company for all Directors to attend the Annual Meeting of Shareholders. All Directors who were elected to the Board at the 2009 Annual Meeting were in attendance.

Board Leadership Structure.  The current Board Chairman is also the current Company CEO. In addition, the independent Directors have designated an independent lead, or Presiding Director. The independent Directors believe that the Company’s current model of the combined Chairman/CEO role in conjunction with the Presiding Director position is the appropriate leadership structure for Johnson & Johnson at this time. The independent Directors believe that each of the possible leadership structures for a board has its particular pros and cons, which must be considered in the context of the specific circumstances, culture and challenges facing a company, and that such consideration falls squarely on the shoulders of a company’s board and necessitates a diversity of views and experiences. The combined Chairman/CEO model is a leadership model that has served our shareholders well for many generations, through numerous economic cycles and through a succession of effective leaders. The Nominating &

Corporate Governance Committee and the other independent Directors periodically review this structure to ensure it is still appropriate for the Company.

In 2002, the Board created the position of independent Presiding Director and established policies to ensure that each of the Board’s standing Audit Committee, Compensation & Benefits Committee and Nominating & Corporate Governance Committee consists solely of independent Directors, including the committee chairman.

The Presiding Director is designated annually by the independent Directors. The independent Directors have selected Mr. Cullen to serve as the designated Presiding Director for 2010. Among the duties and responsibilities of the Presiding Director, as described in the Company’s Principles of Corporate Governance and as embedded in the Company’s processes, are the following:

•	Agenda and Schedule for Board Meetings. The Presiding Director reviews in advance the schedule of Board and committee meetings and participates in setting the agenda for each Board meeting in order to ensure that the interests and requirements of shareholders, the independent Directors and other stake holders are appropriately addressed.

•	Executive Sessions. The Presiding Director has called and chaired and has the authority to call and schedule Executive Sessions of the independent Directors, which are held on a regular basis.

•	Communication with Management. After each Executive Session of the independent Directors, the Presiding Director communicates with the Chairman/CEO to provide feedback and also to effectuate the decisions and recommendations of the independent Directors. In addition, the Presiding Director acts as intermediary between the Non-Employee Directors and management on a regular basis and when special circumstances exist or communication out of the ordinary course is necessary.

•	Chairman/CEO Performance Evaluation. The Presiding Director is a key participant in the annual performance evaluation of the Chairman/CEO and the other executive officers.

•	Communication with Shareholders and Employees. Under the Board’s guidelines for handling shareholder and employee communications to the Board, the Presiding Director is advised promptly of any communications directed to the Board or any member of the Board that allege misconduct on the part of Company management, or raise legal, ethical or compliance concerns about Company policies or practices.

In addition, the Presiding Director is regularly apprised of inquires from shareholders and involved in correspondence responding to these inquiries.

The independent Directors believe the combined Chairman/CEO position, together with the Presiding Director, has certain advantages over other board leadership structures that continue to best meet the Company’s current needs, including:

•	Efficient communication between management and the Board;

•	Clear delineation of the Presiding Director’s and other independent Directors’ oversight role from the Chairman/CEO’s and other management’s day-to-day operational role;

•	Clarity for the Company’s key stakeholders on corporate leadership and accountability; and

•	The Board Chairman possessing the best knowledge of the Company’s strategy, operations and financial condition and, in turn, the ability to communicate that to external stakeholders.

As discussed in “Item 1: Election of Directors” on pages 3 to 9 of this Proxy Statement, the independent Directors come from a variety of organizational backgrounds with direct experience with a wide range of leadership and management structures. The makeup of the Company’s Board puts it in a very strong position to evaluate the pros and cons of the various types of board leadership structures and to ultimately decide which one will work in the best interests of the Company’s stakeholders, as they are defined in Our Credo. The independent Directors, through the Nominating & Corporate Governance

Committee, will continue to periodically review the Board’s leadership structure in a serious and open-minded fashion, especially in the context of future succession plans.

Board Committees.  The Board of Directors has a standing Audit Committee, Compensation & Benefits Committee and Nominating & Corporate Governance Committee, each comprised entirely of Non-Employee Directors determined to be “independent” under the listing standards of the NYSE. Under their written charters adopted by the Board, each of these committees is authorized and assured of appropriate funding to retain and consult with external advisors, consultants and counsel. In addition, the Board has a standing Public Policy Advisory Committee, Science & Technology Advisory Committee, and Finance Committee, each comprised of independent Directors and members of management.

The following table shows the Directors who are currently members or Chairmen of each of the Board Committees and the number of meetings each Committee held in 2009.

			Nominating &		Science &
		Compensation &	Corporate	Public Policy	Technology
Director	Audit	Benefits	Governance	Advisory	Advisory	Finance

M. S. Coleman(1)	Member				Member
J. G. Cullen(1)(2)	Chairman		Member			Member
M. M. E. Johns(1)		Member			Member
A. G. Langbo(1)		Chairman	Member
S. L. Lindquist(1)				Member	Member
L. F. Mullin(1)	Member			Chairman
W. D. Perez(1)		Member		Member
C. Prince(1)		Member	Chairman
D. Satcher(1)				Member	Chairman
W. C. Weldon						Chairman

Number of meetings in 2009	4(3)	6	4	3	4	0

(1)	Determined to be “independent” under the listing standards of the NYSE.

(2)	Designated as an “audit committee financial expert” for purposes of Section 407 of the Sarbanes-Oxley Act.

(3)	Plus teleconferences held prior to each release of quarterly earnings (four in total).

The Audit Committee assists the Board by providing oversight of financial management and the independent auditors and ensuring that management is maintaining an adequate system of internal control such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared; that there is consistent application of generally accepted accounting principles; and that there is compliance with management’s policies and procedures. In addition, the Audit Committee assists the Board in oversight of legal compliance programs. In performing these functions, the Audit Committee meets periodically with the independent auditors, management, and internal auditors (including in private sessions) to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee recommends the independent auditors for appointment by the Board of Directors. A copy of the charter of the Audit Committee is available on the Company’s Web site at www.investor.jnj.com/governance/materials.cfm.

Any employee or other person who wishes to contact the Audit Committee to report fiscal improprieties or complaints about internal accounting control or other accounting or auditing matters can do so by writing to them c/o Johnson & Johnson, One Johnson & Johnson Plaza, Room WH 2133, New Brunswick, NJ 08933 or by using the online submission form at www.investor.jnj.com/governance/communication.cfm. Such reports may be made anonymously.

The Board has designated Mr. Cullen, the Chairman of the Audit Committee and an independent Director, as an “audit committee financial expert” under the rules and regulations of the SEC for purposes of Section 407 of the Sarbanes-Oxley Act of 2002 after determining that he meets the requirements for such designation. This determination was based on Mr. Cullen’s experience while President and Chief Executive Officer of Bell Atlantic Enterprises, New Jersey Bell and President and Chief Operating Officer of Bell Atlantic Corporation, where he actively supervised persons performing the functions of principal financial officer, principal accounting officer and controller.

The primary function of the Compensation & Benefits Committee is to discharge the Board’s duties and responsibilities relating to compensation of the Company’s Non-Employee Directors and executive officers and oversee the management of the various pension, long-term incentive, savings, health and welfare plans that cover the Company’s employees.

The Compensation & Benefits Committee’s duties and responsibilities under its charter with respect to the compensation of the Company’s Directors and executive officers include:

•	setting the Chairman/CEO’s compensation level based on the independent Directors’ annual evaluation of his or her performance;

•	reviewing and providing oversight of the development of the Company’s compensation philosophy and composition of the group of peer companies used for comparison of executive compensation;

•	approving the establishment of competitive targets versus the group of peer companies used for comparison of executive compensation and all equity-based plans requiring shareholder approval;

•	reviewing the eligibility criteria and award guidelines for the compensation programs in which the executive officers participate;

•	reviewing and approving management-recommended compensation actions for the Company’s executive officers, including setting base salaries, annual incentive bonuses, long-term incentive awards, severance benefits and perquisites; and

•	reviewing and approving compensation for the Non-Employee Directors.

The Compensation & Benefits Committee has retained a compensation consultant from Frederic W. Cook & Company for matters related to executive and Director compensation. Frederic W. Cook & Company does not provide any other services to the Company. The compensation consultant reports directly to the Committee. For a description of the nature and scope of the consultant’s assignment, see the section entitled “Compensation Discussion and Analysis — Section I — Governance” on pages 21 and 22 of this Proxy Statement.

The Compensation & Benefits Committee also reviews the compensation philosophy and policies of the Management Compensation Committee (the “MCC”), a non-Board committee comprised of Mr. Weldon (Chairman/CEO), Mr. Caruso (Chief Financial Officer) and Mr. Deyo (Vice President, Human Resources and General Counsel), which, under delegation from the Compensation & Benefits Committee, determines management compensation and establishes perquisites and other compensation policies for employees (except for executive officers of the Company). The Compensation & Benefits Committee is also responsible for the administration of the Company’s performance bonus and long-term incentive plans and is the approving authority for management recommendations with respect to performance bonuses and long-term incentive awards under those plans. For further discussion of the roles of the Compensation & Benefits Committee, the MCC and the Chairman/CEO in the executive compensation decision-making process, see the section entitled “Compensation Discussion and Analysis — Section I — Governance” on pages 21 and 22 of this Proxy Statement. A copy of the charter of the Compensation & Benefits Committee can be found on the Company’s Web site at www.investor.jnj.com/governance/materials.cfm.

The Nominating & Corporate Governance Committee is responsible for overseeing matters of corporate governance, including the evaluation of the performance and practices of the Board of Directors.

The Committee also oversees the process for performance evaluations of the Committees of the Board. It is also within the charter of the Nominating & Corporate Governance Committee to review the Company’s executive succession plans and executive resources. In addition, the Nominating & Corporate Governance Committee reviews possible candidates for the Board and recommends the nominees for Directors to the Board for approval. A copy of the charter of the Nominating & Corporate Governance Committee can be found on the Company’s Web site at www.investor.jnj.com/governance/materials.cfm.

The Public Policy Advisory Committee is comprised of independent Directors and the Company’s Vice President, Human Resources and General Counsel and Vice Presidents for Corporate Affairs, Worldwide Operations, and Government Affairs and Policy. The Public Policy Advisory Committee reviews the Company’s policies, programs and practices on public health issues regarding the environment and the health and safety of employees. The Public Policy Advisory Committee also reviews the Company’s governmental affairs and policies and other public policy issues facing the Company. The Public Policy Advisory Committee advises and makes recommendations to the Board on these issues as appropriate.

The Science & Technology Advisory Committee is comprised of independent Directors and the Company’s Vice President, Science and Technology. It advises the Board on scientific matters, including major internal projects, interaction with academic and other outside research organizations, and the acquisition of technologies and products.

The Finance Committee is comprised of the Chairman and Presiding Director of the Board. The Committee exercises the management authority of the Board during the intervals between Board meetings. The Finance Committee generally does not hold formal meetings and instead acts from time-to-time between Board meetings by unanimous written consent in lieu of a meeting, as needed. Any such action is taken pursuant to specific advance delegation by the Board or is later ratified by the Board.

Executive Sessions.  Each of the Audit, Compensation & Benefits and Nominating & Corporate Governance Committees met at least twice during 2009 in Executive Sessions without members of management present. The independent Directors met seven times during 2009 in Executive Sessions, without the Chairman/CEO or any other member of management present, at which the Presiding Director acted as Chairman.

Board Oversight of Risk Management.  The Board believes that overseeing how management manages the various risks the Company faces is one of its most important responsibilities to the Company’s stakeholders. The Company faces risk in many different areas, including business strategy; government regulation; financial condition; health care compliance; product discovery and development; competition for talent; business vitality; operational efficiency; quality assurance; environmental, health and safety; supply chain management; reputation; customer spending patterns; intellectual property; and trade secrets, among many others. The Board believes that, in light of the interrelated nature of the Company’s risks, oversight of risk management is ultimately the responsibility of the full Board.

In carrying out this critical responsibility, the Board meets at least annually with key members of management with primary responsibility for management of risk in their respective areas of responsibility, including the Company’s Chairman/CEO; CFO; Controller; Treasurer; Vice President, Human Resources and General Counsel; Corporate Secretary; Chief Compliance Officer; Vice Presidents of Corporate Affairs, Government Affairs & Policy, Worldwide Operations, Science & Technology, and Corporate Internal Audit; and the Worldwide Chairman and Chief Compliance Officer of each of the Company’s business segments. The Board also receives regular reports on aspects of the Company’s risk management from senior representatives of the Company’s independent auditors. In addition, the Audit Committee (the current Chairman of which is also the independent Presiding Director) meets in private sessions with each of the CFO, Vice President, Human Resources and General Counsel, Chief Compliance Officer, Vice President of Corporate Internal Audit, and representatives of the Company’s independent auditors at the conclusion of every regularly-scheduled meeting, where aspects of risk management are discussed.

Communication with the Board.  Shareholders, employees and others may contact the Board or any of the Company’s Directors (including the Presiding Director) by writing to them c/o Johnson & Johnson, One Johnson & Johnson Plaza, Room WH 2133, New Brunswick, NJ 08933. Shareholders, employees and others may also contact the Board or any of the Non-Employee Directors by using the online submission form on the Company’s Web site at www.investor.jnj.com/governance/communication.cfm. General comments to the Company (including complaints or questions about a product) should be sent by accessing https://secure-www.jnj.com/wps/wcm/jsp/contactus.jsp. The Company’s process for handling communications to the Board or the individual Directors has been approved by the independent Directors and can be found at www.investor.jnj.com/governance/communication.cfm.

Corporate Governance Materials.  Shareholders can see the Company’s Restated Certificate of Incorporation, By-Laws, Principles of Corporate Governance, Charters of the Audit Committee, Compensation & Benefits Committee and Nominating & Corporate Governance Committee, Policy on Business Conduct for employees and Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers on the Company’s Web site at www.investor.jnj.com/governance/materials.cfm. Copies of these documents, as well as additional copies of this Proxy Statement, are available to shareholders without charge upon request to the Secretary at the Company’s principal address.

Majority Vote Standard in Uncontested Director Elections.  The Company’s By-Laws require that, in uncontested elections (those where the number of nominees does not exceed the number of Directors to be elected), Director nominees receive the affirmative vote of a majority of the votes cast in order to be elected to the Board of Directors of the Company. The majority standard applies only to uncontested Director elections. Ballots for uncontested elections, including the election of Directors at the 2010 Annual Meeting, will allow shareholders to vote “For” or “Against” each nominee and also allow shareholders to “Abstain” from voting on any nominee. In accordance with New Jersey law, abstentions will have no effect in determining whether the required majority vote has been obtained.

Under the Company’s By-Laws and in accordance with New Jersey law, a Director’s term extends until his or her successor is duly elected and qualified, or until he or she resigns or is removed from office with cause by a majority vote of shareholders entitled to vote. Thus, an incumbent Director who fails to receive the required vote for re-election at the Company’s Annual Meeting of Shareholders would continue serving as a Director (sometimes referred to as a “holdover” director), generally until the next meeting of shareholders. In order to address the situation where an incumbent Director receives more votes “Against” his or her re-election than votes “For” his or her re-election in an uncontested election, the Board’s “Director Resignation Policy for Incumbent Directors in Uncontested Elections” would require that Director to promptly tender an offer of his or her resignation following certification of the shareholder vote. The Committee and the Board would then consider and take appropriate action on such offer of resignation in accordance with the Policy.

Contested Director elections (those where the number of Director nominees exceeds the number of Directors to be elected) would be governed by the plurality standard under New Jersey law. Ballots for contested elections would allow shareholders to vote “For” each nominee or “Withhold” from voting on any nominee, as is typically the practice under the plurality standard. The Director Resignation Policy for Incumbent Directors in Uncontested Elections would not apply to contested elections.

The Company’s By-Laws and Principles of Corporate Governance, including the Director Resignation Policy for Incumbent Directors in Uncontested Elections, can be found on the Company’s Web site at www.investor.jnj.com/governance/materials.cfm.

TRANSACTIONS WITH RELATED PERSONS

For the period beginning January 1, 2009 and ending March 1, 2010, there were no transactions, or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

Policies and Procedures. The Company’s written Policy on Transactions With Related Persons requires the approval or ratification by the Nominating & Corporate Governance Committee for any transaction or series of transactions exceeding $120,000 in which the Company is a participant and any related person has a material interest (other than solely as a result of being a director or trustee or less than 10% owner of another entity). Related persons would include the Company’s Directors and executive officers and their immediate family members and persons sharing their households. It would also include persons controlling more than 5% of the Company’s outstanding Common Stock.

Under the Company’s Principles of Corporate Governance and Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers, all Directors and executive officers of the Company have a duty to report to the Chairman, Vice Chairman or the Presiding Director potential conflicts of interest, including transactions with related persons. Management has established procedures for monitoring transactions that could be subject to approval or ratification under the Policy.

Once a related person transaction has been identified, the Committee will review all of the relevant facts and circumstances and approve or disapprove of the entry into the transaction. The Committee will take into account, among other factors, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

If advance Committee approval of a transaction is not feasible, the transaction will be considered for ratification at the Committee’s next regularly scheduled meeting. If a transaction relates to a member of the Committee, that member will not participate in the Committee’s deliberations. In addition, the Committee Chairman (or, if the transaction relates to the Committee Chairman, the Presiding Director) may pre-approve or ratify any related person transactions involving up to $1 million.

The following types of transactions have been deemed by the Committee to be pre-approved or ratified, even if the aggregate amount involved will exceed $120,000:

•	compensation paid by the Company for service as a Director or executive officer of the Company;

•	transactions with other companies where the related person’s only relationship is as a non-executive employee, less than 10% equity owner, or limited partner, and the transaction does not exceed the greater of $1 million or 2% of that company’s annual revenues;

•	contributions by the Company to charitable organizations where the related person is an employee and the transaction does not exceed the lesser of $500,000 or 2% of the charitable organization’s annual receipts;

•	transactions where the related person’s only interest is as a holder of Company stock and all holders receive proportional benefits, such as the payment of regular quarterly dividends;

•	transactions involving competitive bids;

•	transactions where the rates or charges are regulated by law or government authority; and

•	transactions involving bank depositary, transfer agent, registrar, trustee, or party performing similar banking services.

COMPENSATION COMMITTEE REPORT

The Compensation & Benefits Committee of the Board of Directors has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis,” as it appears on pages 20 through 43, be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2010.

Mr. Arnold G. Langbo, Chairman
Dr. Michael M. E. Johns
Mr. William D. Perez
Mr. Charles Prince

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

In 2009, the Company’s executive officers performed well against their business objectives despite economic challenges, an increasingly competitive business environment and significant patent expirations. Despite a decline in sales, which the Company had forecast, the Company’s business met or exceeded expectations for 2009 and maintained the Company’s long-term management focus; this included investing in products and platforms that have positioned the Company well for growth and continued leadership in global health care.

As described in Section III below, the strategic and financial objectives of the Company’s executive officers in 2009 were aligned with the following business priorities: winning in health care; capitalizing on convergence; accelerating growth in emerging markets; and developing leadership and talent.

Section III describes how the Company’s executive officers were compensated for their performance in 2009. Pay for performance is an essential element of the Company’s guiding principles. In alignment with the Company’s Credo values, it is important that the Company recognize its executive officers for the results they achieve as well as the manner in which they achieve them. More information on the Company’s pay for performance philosophy can be found in Sections II and III. Additional information on the Company’s business results can be found in the Company’s 2009 Annual Report under the Management’s Discussion and Analysis section.

In 2009, the Compensation & Benefits Committee (the “Committee”) reviewed the executive compensation and benefits programs and made important changes to better align them to the Company’s guiding principles. A new Certificates of Long-Term Performance (“CLP”) Plan replaced the Certificates of Long-Term Compensation (“CLC”) Plan effective February 2010. The new CLP Plan retains important elements from the CLC Plan that enable the Company to recruit, retain and motivate its key executives. The CLP Plan also contains several important changes that better align the program with best practices and reinforce the guiding principles of Competitiveness, Alignment to Shareholders’ Interests, Pay for Performance and Accountability for Short- and Long-Term Performance.

These changes are described in detail below under “Section II — Long-Term Incentives — Certificates of Long-Term Performance.”

Set out below is the Compensation Discussion and Analysis (“CD&A”), which is a discussion of the Company’s executive compensation programs and an analysis of the compensation of the Named Executive Officers for 2009. The CD&A has been organized into four sections:

Section I: — Governance

This section details the roles and responsibilities of the parties involved in the decision-making processes related to the development of the Company’s executive compensation programs, as well as the individual performance assessments and determinations of compensation for the Named Executive Officers.

Section II: — Compensation Framework and Pay Components

This section provides an overview of the Company’s executive compensation programs, including how compensation targets are set, what compensation programs are offered and how they work. It is important for anyone reading this Proxy Statement to understand the programs along with the program mechanics before reviewing the performance assessments and compensation awards for the Named Executive Officers.

Section III: — Performance Assessments and Compensation Decisions

This section summarizes how executive compensation decisions are made, including the individual performance assessment process and the importance of the Company’s pay for performance philosophy. The performance assessments of the Named Executive Officers, along with the resulting compensation decisions for the most recent performance year, are discussed in detail in this section.

Section IV: — Additional Information Concerning Executive Compensation

This section provides general information on the status of executive employment agreements and change-in-control arrangements at the Company, along with a description of the Company’s Stock Ownership Guidelines and Executive Compensation Recoupment Policy.

This CD&A demonstrates the emphasis the Company places on its guiding principles — especially accountability for long-term performance — when developing the Company’s executive compensation programs, setting financial performance goals and strategic objectives and ultimately in assessing executive officers against these goals and objectives.

SECTION I — GOVERNANCE

The Committee, in conjunction with the Management Compensation Committee (MCC) and the Chairman/CEO, is responsible for the executive compensation program design and decision-making process. The Committee is currently, and was for 2009, comprised of four Directors who meet the independence requirements of the NYSE. For 2009, the MCC was comprised of the Company’s Chairman/CEO, Chief Financial Officer (CFO), and Vice President, Human Resources. For 2010, the MCC is comprised of the Company’s Chairman/CEO, CFO, and Vice President, Human Resources and General Counsel.

The Committee retains the services of a compensation consultant from Frederic W. Cook & Company to advise it on the performance of its responsibilities. Since that consultant was retained, and on an ongoing basis, the Compensation & Benefits Committee’s independent compensation consultant will provide services to that Committee, and has not, and will not, perform any other service for the Company.

The following table summarizes the roles of each of the key participants in the executive compensation decision-making process.

Compensation & Benefits Committee	• Acts on behalf of the Board by setting the principles that serve to guide the design of the Company’s compensation and benefits programs

• Provides oversight of the development of the compensation philosophy and composition of the Executive Peer Group used for comparison and the setting of competitive compensation target levels

• Ensures that compensation programs and principles are designed to link executive pay with individual performance

• Recommends to the Board the Chairman/CEO’s compensation based on the evaluation of his or her performance by the independent members of the Board of Directors

• Approves all compensation decisions for each executive officer, including base salary levels, annual performance bonuses and long-term incentive awards

• Approves aggregate awards to employees of long-term incentives pursuant to the Company’s long-term incentive plans

• Reviews the design and management of the various pension, savings, health and welfare plans covering employees of the Johnson & Johnson companies

• Reviews the funded status and investment performance of the benefit plan trusts in which benefit assets are invested

Management Compensation Committee
• Determines management compensation and establishes perquisites and other compensation policies for employees (except for executive officers), under delegation from the Compensation & Benefits Committee.

Independent Members of the Board of Directors	• Participate in the performance assessment process for the Chairman/CEO
• Approve the Chairman/CEO’s compensation

Chairman/CEO	• Reviews and presents to the Committee the performance assessment and compensation recommendations for each of the other executive officers

Independent Compensation Consultant	• Reports directly to the Committee and participates in Committee meetings

• Informs the Committee on market trends, regulatory issues and developments and how they may impact the Company’s executive compensation programs

• On behalf of the Committee:

• Reviews the Company’s compensation strategy and executive compensation programs for alignment with the Company’s strategic business objectives

• Participates in the design of executive compensation programs to ensure the linkage between pay and performance

• Reviews market data and advises the Committee on setting the Chairman/CEO’s pay

• Reviews the annual compensation of the other executive officers as recommended by the Chairman/CEO

SECTION II — COMPENSATION FRAMEWORK AND PAY COMPONENTS

Executive Compensation Philosophy

Guiding Principles

Johnson & Johnson’s executive compensation programs are designed to achieve the Company’s goal of attracting, developing and retaining global business leaders who can drive financial and strategic growth objectives that are intended to build long-term shareholder value. The primary components of executive compensation include base salary, annual performance bonus and long-term incentives. Compensation levels are set to reflect competitive market practices, as well as Company and individual performance. The Committee has established the following guiding principles for the design of the Company’s compensation programs:

•	Competitiveness — All components of compensation should be set competitively as compared against appropriate peer companies so that the Company can continue to attract, retain and motivate high performing executives in an environment where companies are increasingly competing for high caliber talent.

•	Pay for Performance — All components of compensation should be tied to the performance of the individual executive officer and his or her specific business unit or function and/or the Company overall.

•	Credo Values — The manner in which financial and strategic objectives are achieved is important. While not always quantifiable, the manner in which employees achieve results should also be a key element of the individual performance review process. During the performance review process, the Company’s set of core values — trustworthiness, respect, responsibility, fairness, caring and citizenship — as set forth in Our Credo should be used to assess how objectives are achieved.

•	Accountability for Short- and Long-Term Performance — Annual performance bonuses and long-term incentives should reward an appropriate balance of short-and long-term financial and strategic business results, with an emphasis on managing the business for the long-term.

•	Alignment to Shareholders’ Interests — Long-term incentives should align the interests of individual executive officers with the long-term interests of the Company’s shareholders.

Importance of Credo Values

For more than 65 years, the Johnson & Johnson Credo has guided the actions of the Company and its executive officers in fulfilling their responsibilities to the Company’s customers, employees, community and shareholders. In assessing the executive officers’ contributions to the Company’s performance, the Committee not only looks to results-oriented measures of performance, but also considers how those results were achieved — whether the decisions and actions leading to the results were consistent with the values embodied in the Credo — and the long-term impact of an executive officer’s decisions. Credo-based behavior is not something that can be precisely measured and, thus, there is no formula for how Credo-based behavior can, or will, impact an executive’s compensation. The Committee and the Chairman/CEO use their judgment and experience to evaluate whether an executive’s actions were aligned with the Company’s Credo values.

Reducing the Possibility for Excessive Risk-Taking

The Company’s executive compensation program, which is reviewed and approved by the Committee, is designed to motivate and reward the executive officers for their performance during the fiscal year and over the long term and for taking appropriate risks toward achieving the long-term financial and strategic growth objectives of the Company. The following characteristics of the Company’s executive compensation program work to reduce the possibility of the executive officers, either individually or as a group, to make excessively-risky business decisions that could maximize short-term results at the expense of long-term value:

•	Balanced Mix of Pay Components: The target compensation mix is not overly weighted toward annual incentive awards and represents a balance of cash, long-term equity-based compensation vesting over three years and long-term performance-based units vesting over five years.

•	Balanced Approach to Performance-Based Awards:

•	Performance targets are tied to several financial metrics, including operational sales growth, free cash flow, EPS growth, and long-term shareholder return.

•	Performance-based awards are based on the achievement of strategic and leadership objectives in addition to financial metrics.

•	Performance Period and Vesting Schedules: The performance period and vesting schedules for long-term incentives overlap and, therefore, reduce the motivation to maximize performance in any one period. Restricted Share Units and Stock Options vest three years from the grant date. CLPs vest 20% per year over 5 years.

•	Capped Incentive Awards: Salary increases, annual performance bonuses, and long-term incentive awards are capped at 200% of target.

•	Stock Ownership Guidelines: Requires the Chairman/CEO to directly or indirectly own equity in the Company of five times salary and other executive officers to own equity of three times salary and to retain this equity throughout their tenure. This policy is described below under “Section IV — Additional Information Concerning Executive Compensation”.

•	Executive Compensation Recoupment Policy: Gives the Board the authority to recoup executive officers’ past compensation in the event of a material restatement of the Company’s financial results. This policy is discussed in more detail below under “Section IV — Additional Information Concerning Executive Compensation”.

•	No Employment or Change-in-Control Arrangements: None of the executive officers have in place any employment or change-in-control arrangements that would result in guaranteed payouts. This is discussed in more detail below under “Section IV — Additional Information Concerning Executive Compensation”.

Executive Peer Group

The Committee considers relevant market pay practices when setting executive compensation to ensure the Company’s ability to recruit and retain high performing talent. In assessing market competitiveness, the compensation of the Company’s executive officers is reviewed against executive compensation at a designated set of companies (the “Executive Peer Group”). The Executive Peer Group, which is reviewed by the Committee on an annual basis, consists of companies that:

•	are similar to the Company in terms of their size (i.e., revenue, net income, market capitalization, gross margin), industry, research and development investment, and/or global presence and participate in executive compensation surveys;

•	have executive officer positions that are comparable to the Company’s in terms of breadth, complexity and scope of responsibilities; and

•	compete with the Company for executive talent.

The Executive Peer Group is not identical to the Company’s Competitor Composite, against which Company and business segment financial performance is compared. This is because the Company’s businesses typically compete with companies that are much smaller than the Company as a whole or even than each of the three individual business segments. The Company typically competes for executive talent with companies that fit the criteria described in the bullet points above. A description of the Competitor

Composite and how it is used for compensation purposes can be found in “Section III — Performance Assessment and Compensation Decisions — Measuring Success: Individual Performance Assessment.” In addition, the Executive Peer Group does not include companies in industries whose compensation programs are not comparable to that of the Company, such as the financial services or oil and gas industries.

The following table lists the companies in the 2009 Executive Peer Group and their business characteristics, along with Johnson & Johnson’s rankings among these companies, based on financial data reported by each company for the most recent four fiscal quarters. Market capitalization is calculated as of December 31, 2009.

						Global		Innovation
		Net	Market		Gross	Presence		Emphasis
Company	Revenue	Income	Cap	Common	Margin	(International >	Business	(R&D ≥ 5%
(Ticker Symbol)	(Millions)	(Millions)	(Billions)	Industry	(>40%)	33% of Sales)	Complexity	of Sales)
Abbott Laboratories (ABT)	$30,765	$5,746	$83.5	✓	✓	✓	✓	✓

The Boeing Company (BA)	68,281	1,312	39.3			✓	✓	✓

Bristol-Myers Squibb Company (BMY)	18,808	3,222	43.2	✓	✓	✓	✓	✓

Cisco Systems, Inc. (CSCO)	35,533	6,069	137.7		✓	✓	✓	✓

The Coca-Cola Company (KO)	30,990	6,824	132.1	✓	✓	✓

General Electric Company (GE)	156,783	11,025	161.1	✓	✓	✓	✓

Hewlett-Packard Company (HPQ)	116,756	8,093	121.8	✓		✓	✓

Honeywell International Inc. (HON)	30,908	2,153	29.9			✓	✓

International Business Machines Corporation (IBM)	95,758	13,425	172.0		✓	✓	✓	✓

Merck & Co., Inc. (MRK)*	27,428	12,899	111.6	✓	✓	✓	✓	✓

3M Company (MMM)	23,123	3,193	58.5	✓	✓	✓	✓	✓

PepsiCo, Inc. (PEP)	43,232	5,946	94.9	✓	✓	✓

Pfizer Inc. (PFE)*	50,009	8,635	146.8	✓	✓	✓	✓	✓

The Procter & Gamble Company (PG)	77,913	13,050	177.1	✓	✓	✓	✓

United Technologies Corporation (UTX)	52,920	3,829	65.1			✓	✓

Johnson & Johnson (JNJ)	61,897	12,266	177.7	✓	✓	✓	✓	✓

Johnson & Johnson’s Ranking	6th highest	4th highest	1st highest

*	Financial results for Merck & Co., Inc. and Pfizer Inc. include results of Schering-Plough Corp. and Wyeth from the dates of their respective acquisitions.

As a result of the Wyeth acquisition by Pfizer Inc., Wyeth is no longer a part of the Executive Peer Group for 2009.

Setting Compensation Targets

Compensation targets are set to ensure the Company can compete for talent in the competitive marketplace and to maintain compensation equity and balance among positions with like responsibilities. Neither individual nor Company performance is a factor in setting compensation targets, however, they are key drivers in determining actual compensation awards.

An annual review of publicly available information and executive compensation surveys is conducted to determine current Executive Peer Group pay levels. For each executive officer position, 50th and 75th percentile target and actual pay data is gathered for each element of the Company’s executive compensation program: Base Salary, Annual Performance Bonus, Long-Term Incentives and Total Compensation. This data, along with guidance from the Committee’s independent compensation consultant, provides the Committee with an overall picture of how existing targets compare to the Executive Peer Group. The Committee also compares compensation targets across positions to determine whether the targets are both internally and externally competitive.

The following table shows the compensation targets approved by the Committee for executive officers.

	Annual Performance	Long-Term	Total
Base Salary	Bonus	Incentives	Compensation
50th Percentile of the Executive Peer Group	50th Percentile of the Executive Peer Group	75th Percentile of the Executive Peer Group	Between the 50th & 75th Percentiles of the Executive Peer Group

The Company believes targeting both base salary and annual performance bonus targets at the 50th percentile competitively positions the pay of its executives versus the Executive Peer Group. While the Company believes cash-based awards are important in motivating executives for the short-term, targeting long-term incentives at the 75th percentile focuses its executives with the greatest ability to impact business results on managing the business for the long-term and reinforces the link between their earnings opportunity and the long-term growth of the Company. The Company’s target pay philosophy positions total compensation for its executive officers between the 50th and 75th percentiles of the Executive Peer Group. Actual compensation may fall outside that range based on a variety of factors, including individual performance, additional responsibilities and length of tenure in a particular position.

Maintaining a long-term perspective is a core part of the Company’s business strategy, which allows management to focus on shaping the Company’s future rather than simply reacting to change. Given the currently volatile nature of the health care industry, the Company has found success in establishing thoughtful processes that focus on the ongoing, future growth of the Company’s business. A long-term view means placing greater emphasis on researching new products and technologies that will enable future growth and looking at investments that will deliver long-term shareholder value. This strategy encourages employees to take calculated risks that capitalize on anticipated changes in all segments of health care. In summary, the long-term focus of the Company’s compensation program is key to motivating the Company’s employees to see the bigger picture and take the time to always consider the future state of the Company when they conduct business.

Components of Executive Compensation

The following table summarizes the major components of the Company’s executive compensation programs.

Component	Purpose	Key Characteristics
Base Salary
•  Reinforces the guiding principle of Competitiveness
•  Salary (merit) increases reinforce Pay for Performance guiding principle
•  Recognizes individual work experience and level of responsibility
•  Recognizes individual performance and maintains internal parity among those performing like jobs
• Fixed compensation • Increases predominantly driven by individual performance in last performance year, subject to budgetary constraints • Used to calculate other components of compensation

Annual Performance Bonus
•  Reinforces the guiding principles of Pay for Performance, Accountability for Short- and Long-Term Performance, Competitiveness, and Alignment to Shareholders’ Interests
•  Communicates the annual priorities and key objectives of the business
•  Motivates attainment of short-term goals for the applicable performance period
•  Functions as variable pay that can fluctuate based on individual performance, which includes business unit and/or function, and Company performance
• Variable compensation tied to individual performance in last performance year • Bonus targets are set as a percent of base salary • Awards paid 15% in stock and 85% in cash for executive officers

Long-Term Incentives

Stock Options & Restricted Share Units
•  Reinforces the guiding principles of Accountability for Long-Term Performance, Pay for Performance, Competitiveness, and Alignment to Shareholders’ Interests
•  Motivates attainment of long-term goals and support of the Company’s overall business priorities
•  Facilitates executive equity ownership, thereby aligning executives’ interests with those of shareholders

• Variable compensation provided to reward performance over the long-term
• Vests 100% 3 years from grant date
• Stock options expire 10 years from grant date
• No dividend equivalents earned
• Awards granted 75% in stock options and 25% in Restricted Share Units (“RSUs”) for executive officers
• An executive’s previous option and RSU grants and total equity ownership are not considered when making annual option and RSU grants

Certificates of Long-Term Performance
• Reinforces the guiding principles of Accountability for Long-Term Performance, Pay for Performance, Competitiveness, and Alignment to Shareholders’ Interests over time
• Aligns employee interests with the long-term operational growth of the Company
• Encourages long-term commitment to the Company
• Provides a measure of overall Company performance that is not subject to short-term market volatility

• Variable, deferred compensation
• Vested CLP units are payable at the earlier of: ten years after date of grant, or at termination (including retirement)
• Dividend equivalents are paid on vested CLP units
• Dividend equivalent yield aligned with shareholders. The same yield as the Common Stock with a one year lag.
• Units vest 20% per year
• Granted annually based on performance

In furtherance of the Company’s pay for performance guiding principle, an individual has the opportunity to earn from 0 to 2 times the applicable target for each compensation component based on their individual performance. This broad range allows for meaningful differentiation on a pay for performance basis. However, the Company must also manage to a total available budget for each component, equal to the sum of all employees’ awards at target.

Pay Mix at Target

The Committee does not establish a set pay mix for the executive officers. However, as discussed above in the Setting Compensation Targets section, the Company’s compensation program does emphasize long-term compensation versus short-term compensation.

The average pay mix at target for the Chairman/CEO and other executive officers in 2009 is displayed below. Actual salary levels, annual performance bonus awards and long-term incentive awards will vary based on an individual’s experience, responsibilities, performance and business unit/function results.

Base Salary

Base salary is fixed compensation. Annual salary increases are predominately driven by individual performance in the last performance year and are subject to budgetary constraints. The salary increase budget is determined based on a review of salary increase survey data and an analysis of the Company’s employees’ salaries versus the 50th percentile of the market. The 2010 salary increase (merit) budget in the U.S. is 3.0% and the opportunity range is 0% to 6.0%. Annual base salaries for executive officers are reviewed and approved by the Committee in the first quarter of each year for performance in the prior year. The Committee reviews individual performance and considers the recommendations provided by the Chairman/CEO to assist it in determining appropriate salaries for executive officers other than the Chairman/CEO.

Annual Performance Bonus

The annual performance bonus is variable compensation driven by individual performance in the last performance year. To assess individual performance, the Chairman/CEO considers both overall company performance and business unit and/or function performance for each of the executive officers. Please refer to “Section III — Performance Assessment and Compensation Decisions” below for more detail on the Company’s individual performance assessment process.

Bonus targets are set as described above under “Setting Compensation Targets,” as a percent of base salary. For the executive officers, awards are paid 15% in stock and 85% in cash. In 2009 the bonus targets for the executive officers were set based on a review of competitive market data at the 50th percentile. Bonus targets and maximums are disclosed in Columns F and G of the Grants of Plan-Based Awards — 2009 table on page 48 of this Proxy Statement. Under the Executive Incentive Plan (the “EIP”), annual performance bonuses are approved and paid in the first quarter of each year for performance in the prior year.

The EIP was approved by the shareholders and is intended to comply with Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, which allows the Company to take a tax deduction for incentive bonus payments made pursuant to the EIP to certain officers earning in excess of $1 million. The Chairman/CEO and the other executive officers participate in the EIP. Under the EIP, payments of annual performance bonuses to executive officers are prohibited unless Consolidated Earnings, as shown on the audited consolidated statement of income of the Company, are positive. Individual bonuses cannot exceed 0.08% of Consolidated Net Earnings for the Chairman/CEO and any Vice Chairman and 0.04% of Consolidated Net Earnings for the other executive officers.

Long-Term Incentives

The Company’s long-term incentives are variable compensation designed to foster our guiding principles of Alignment to Shareholders’ Interests and Accountability for Long-Term Performance. Stock options and RSUs emphasize our commitment to shareholder return while CLCs and CLPs keep our executives focused on the long-term operational performance of the Company while also encouraging dividend growth. Long-term incentive targets are established using the process described above under “— Setting Compensation Targets.” Once targets are in place, actual awards are determined based solely on individual performance. Please refer to “Section III — Performance Assessment and Compensation Decisions” below for more details on the individual performance assessment process. Participation in these programs is targeted to management-level employees, including the executive officers, who have an ability to impact the Company’s long-term results. For these employees, long-term incentives make up a significant portion of their total compensation.

Stock Options and Restricted Share Units

Annual stock option and RSU awards are approved and granted in the first quarter of each year at the same time that the Committee reviews and approves all components of year-end compensation. For executive officers, stock options and RSUs are granted with an award mix of 75% stock options and 25% RSUs. Stock options are granted at an exercise price equal to the fair market value of the Company’s Common Stock on the grant date (calculated as the average of the high and low stock prices on the NYSE on that date). Stock options and RSUs vest 100% on the third anniversary of the grant date. Stock options and RSUs do not earn dividend equivalents. Stock options expire ten years from the grant date.

Annual stock option and RSU awards for 2008 were granted on February 9, 2009, and annual awards for 2009 were granted on February 8, 2010. Interim stock option and RSU awards are made to new employees during the fiscal year on a fixed quarterly schedule: February 1, May 1, August 1 and November 1. The actual grant date is based on when employment commences and all administrative requirements are met. The Company does not issue stock options with accelerated ownership features. In addition, the Company has not re-priced or re-issued stock options when the stock price has declined to a level below the grant price.

Certificates of Long-Term Performance

The CLP Plan became the successor to the CLC Plan starting with awards made under the CLP Plan in February 2010. The new CLP Plan continues to support our pay for performance philosophy and compensation paid under this plan is tied to the long-term operational performance of the Company. Like all of our long-term incentives, the CLP Plan is instrumental to retaining key executive talent.

The predecessor CLC Plan was established in 1947 (originally referred to as the Certificates of Extra Compensation Plan) to reflect the Company’s commitment to the principle of managing the business for the long-term. The CLP Plan continues this commitment. CLPs are performance units whose vested value is paid out upon the earlier of: 10 years from the date of grant, or termination for any reason, including retirement. Dividend equivalents are paid quarterly on all vested units. One of the hallmarks of the CLP Plan is that the unit value and dividends are based on the Company’s operating performance and are not subject to short-term market volatility that is associated with equity-based incentives.

Purpose:  The CLP Plan:

•	Reinforces for the participants the guiding principles of Accountability for Long-Term Performance, Pay for Performance, Competitiveness, and Alignment to Shareholders’ Interests over time

•	Aligns the participants’ interests with the long-term operational growth of the Company

•	Provides a measure of overall Company performance that is not subject to short-term market volatility

Management believes that the focus on long-term operational performance promoted by the CLP Plan and the prior CLC Plan has benefited the Company and has enhanced total shareholder return. This focus on long-term operational performance is especially important during times of substantial market volatility. Management believes that, like the CLC Plan before it, the CLP Plan will prove to be a valuable competitive advantage in recruiting and retention.

Unit Valuation.  The CLP core unit value equals the Company’s 5-year average Earnings Per Share (EPS). The Company’s 5-year average EPS is calculated by dividing the 5-year average reported net income by 5-year average basic shares outstanding. The CLP core unit value is determined annually as of the fiscal year-end and is approved by the Board of Directors.

Dividend Equivalents.  Dividend equivalents are paid quarterly on vested CLPs on the same date that the cash dividend is paid on the Common Stock. No dividend equivalents are paid on unvested CLPs. In alignment with shareholders, CLP dividend equivalents provide the same yield as the Common Stock with a one year lag. The dividend equivalent amounts are set at the beginning of each year. The total dividend equivalents for a year equals the core unit value at the beginning of the year multiplied by the prior-year’s dividend yield on the Common Stock. Dividend equivalents are an important aspect of an executive officer’s compensation package and help reinforce the importance of sustaining and increasing dividends.

Determination of Grants.  The number of CLP units that are granted to a participant as part of his or her annual compensation review is determined by the individual performance of that employee during the year. Employees have an opportunity to earn a grant of 0% to 200% of their target award. Awards are planned in U.S. dollars and award values are divided by the defined present value per CLP on the date of grant to determine the number of CLPs granted. The number of CLPs is rounded to the nearest 5 CLPs (since the awards vest 20% per year). See page 41 “— 2010 Award Values for Individual Pay Components” for the defined CLP present value on the February 8, 2010 grant date.

Payment of Unit Value.  CLP units vest 20% per year over 5 years. The value of a participant’s vested CLPs will be paid out at the earlier of: (A) 10 years from the date of grant; or (B) termination, for any reason, including retirement.

Certificates of Long-Term Compensation

CLCs, formerly known as Certificates of Extra Compensation, have been replaced by CLPs effective with grants awarded in 2010. CLCs were granted in 2009 and prior years and those CLCs will continue to be held by and paid out to employees who received them for the duration of, and in accordance with the terms of, those CLCs. CLCs are performance units that executive officers are required to hold for the length of their career at the Company. Dividend equivalents are paid quarterly on all CLC units.

Unit Valuation.  The CLC unit value is determined annually as of the fiscal year-end based on a formula applied to business performance and is approved by the Board of Directors.

Growth in EPS is the key driver of the value of a CLC unit. Half of the CLC unit value formula, Earnings-Power Value per Share, grows at about the same rate as 5-year average EPS. The other half of the formula, Net Asset Value per Share, grows largely due to retained earnings per share, which is the portion of EPS not distributed to shareholders.

The CLC unit value formula is an average of two components: Net Asset Value per Share and Earnings-Power Value per Share. Net Asset Value per Share (also known as book value per share) represents assets minus liabilities per share of Common Stock. Earnings-Power Value per Share is the average five-year adjusted net earnings per share multiplied by 12.5, a fixed price to earnings multiple which has been consistently applied since the inception of the program. Net Asset Value per Share and Earnings-Power Value per Share are adjusted for in-process research and development.

Payment of Unit Value.  The value of a participant’s vested CLC units is paid when the participant leaves the Company based on the CLC unit value at that time. For units vested in 2005 or later, the vested value will be paid out in a single lump sum shortly after termination. For units vested prior to 2005, eligible retiring employees may elect to defer payment for up to 10 years and then receive payment in a single lump sum or up to 15 annual installments.

Dividend Equivalents.  Dividend equivalents are paid on each CLC unit granted, both vested and unvested. The value of the dividend equivalent is equal to the value of the cash dividend paid on a share of the Company’s Common Stock.

The noteworthy differences between the CLC Plan and the CLP Plan are outlined in the table below.

	2004 Certificates of	2009 Certificates of
	Long-Term	Long-Term
Plan Attribute	Compensation Plan	Performance Plan	Change Rationale
Dividend Equivalents	Paid quarterly on vested and unvested units	Paid quarterly on vested units only	Aligns with best practices

Dividend Equivalent Formula	Same dollar amount per unit as Common Stock	Same yield as paid on the Common Stock in the prior year	Aligns yield with shareholders each year

Planning Basis	Annual Vesting	Annual Grants	Easier to understand and aligns with other long-term incentives

Vested Unit Value Payout	Payout at termination	Payout at earlier of 10 years or termination	Provides liquidity to participants and maintains long-term focus

Unit Value Formula	Book value per share & 5-year average EPS	5-year average EPS	Aligns the unit value formula with capital efficient profitable growth

Executive Perquisites & Other Benefits

The Company-paid employee benefits for the executive officers are the same as those provided to all other non-union U.S. employees, with the exception of the Executive Life Insurance Program, which is provided to employees eligible for awards under the CLP Plan. The Executive Life Insurance premiums paid for executive officers are disclosed in the All Other Compensation table on pages 47 and 48 of this Proxy Statement.

In addition to the benefits offered to all employees, certain executives are provided additional benefits that are intended for business purposes. In some cases, these benefits may be used for personal consumption, which would then be considered part of an executive officer’s total compensation and would be treated as taxable income under the applicable tax laws. In 2009, executive perquisites included: access to the Company aircraft for personal travel, access to Company cars and drivers for commutation and other personal transportation, personal meals in the Company’s executive dining room, and reimbursement of home security system monitoring fees. The executive dining perquisite has been discontinued as of the beginning of 2010.

SECTION III — PERFORMANCE ASSESSMENT AND COMPENSATION DECISIONS

Measuring Success: Individual Performance Assessment

The Company has established a formal individual performance assessment process, which is designed to:

•	Foster a pay for performance culture

•	Encourage the achievement of long-term strategic plans and annual business plans

•	Engage, encourage and motivate executives to work toward their highest level of performance while adhering to the values embodied in Our Credo

•	Accelerate and facilitate the development and deployment of key talent

The Chairman/CEO’s annual financial and strategic goals are agreed to with the Committee. Each of the other executive officers establishes annual financial and strategic goals that he or she will be held accountable for during the year, in agreement with the Chairman/CEO. At the end of the performance period, executives are assessed against these pre-established goals and how they accomplished them. The Committee uses this process to ensure goals are in place for each executive officer.

Each executive officer’s annual financial and strategic goals are set in consideration of:

•	Current market conditions for each of the Company’s diverse business groups

•	Expectations for future growth

•	Opportunities to increase the breadth of the Company’s business

•	Past Company performance

•	Long-term strategic plans

•	The comparison to competitor composites

•	Opportunities to develop people and enhance the human talent of the organization

For fiscal year 2009, the Committee considered the performance of the executive officers against the following financial metrics. The rationale for why each metric was chosen is provided below.

Metric	Rationale
Sales Growth (operational)	• Important top line measure of the Company’s financial wellness and market leadership positions
• Critical financial metric to ensure future cash growth

Management Net Income (business group leaders only) Includes a working capital charge and tax allocations. Excludes certain corporate expenses and special items, and financing activities	• Keeps focus on capital-efficient, profitable growth

Free Cash Flow Operating cash flow less capital spending	• Key indicator of the Company’s ability to meet future obligations and allows for creation of new profitable investments
• Allows for the payment of dividends

Cash Flow Metric (business group leaders only) Change in Inventory, Accounts Receivable and Property, Plant & Equipment	• Allows for generation of cash and capital efficiency

Earnings Per Share Growth (EPS)	• Key indicator of intrinsic value of shareholder investment

Shareholder Return	• Key indicator of value creation for investors

The Committee evaluates Sales Growth (operational), Free Cash Flow and Earnings Per Share against business plan performance targets. Shareholder Return is evaluated on a three-year and five-year basis against: the S&P 500 Index, the S&P Health Care Equipment Index, the S&P Pharmaceutical Index, and the Dow Jones Industrial Average. The performance target range is set for each financial goal based on a roll up of business plans at each operating company, business group, and at the overall Company level.

For 2009, the Company’s Competitor Composite consisted of the following companies broken down by business segment:

Pharmaceuticals	Medical Devices and Diagnostics	Consumer

Abbott Laboratories	Abbott Laboratories	Beiersdorf AG
Amgen Inc.	(Vascular & Diagnostics)	Colgate-Palmolive Company
AstraZeneca PLC	Allergan, Inc.	GlaxoSmithKline plc (OTC)
Bristol-Myers Squibb Company	Bayer AG (Diagnostics)	Kimberly-Clark Corporation
Eli Lilly and Company	Beckman Coulter, Inc.	L’Oréal
GlaxoSmithKline plc	Boston Scientific Corporation	Novartis AG (OTC)
Merck & Co., Inc.	C. R. Bard, Inc.	The Procter & Gamble Company
Novartis AG	Covidien Ltd.	Merck & Co., Inc. (OTC)
Pfizer Inc.	Edwards Lifesciences Corporation	Pfizer Inc. (OTC)
Roche Group	Medtronic, Inc.
Sanofi-Aventis	The Cooper Companies, Inc.
(CooperVision)
Roche Group (Diagnostics)
Smith & Nephew plc
St. Jude Medical, Inc.
Stryker Corporation
Synthes, Inc.
Zimmer Holdings Inc.

OTC stands for Over-the-Counter

The Company uses a portfolio of companies for each of the three business segments. These companies are selected based on the following criteria and financial metrics:

•	Strength and consistency of their financial outlook

•	Sales Growth

•	Net Income growth and Net Income margin

•	Earnings per share growth

•	Shareholder returns

•	Global presence

•	Product relevance (i.e., must be a direct competitor to one of Johnson & Johnson’s business lines)

The portfolio of companies is evaluated on an ongoing basis and updated as necessary. In 2009, Wyeth and Schering-Plough Corporation were removed from the Pharmaceutical composite upon completion of the Pfizer/Wyeth and Merck/Schering-Plough acquisitions. In addition, Chattem, Inc. was removed from the Consumer composite because the company has a different business model than Johnson & Johnson. Allergan, Inc. was added to the Medical Devices and Diagnostics composite as its Breast Aesthetics business competes directly with Johnson & Johnson’s aesthetic and reconstructive business lines.

As each business group is different, strategic objectives are set based on each executive officer’s unique growth strategy for their business unit or function and take into consideration the challenges that may lay ahead for each business.

The strategic objectives set by each executive officer are aligned with meeting these long-term business imperatives. Each executive officer’s strategic objectives fell into one or several of the following categories. The rationale for why each objective was chosen is provided below.

Strategic Objective	Rationale

Growth Strategy
Create a strategy that articulates the growth actions for both short-term and long-term growth with a focus on new markets and capitalizing on convergent opportunities. Pursue standardization/cost effectiveness initiatives, operational excellence and evaluate and execute on key strategic acquisitions. Explore new market areas and take steps to capitalize on emerging opportunities. Develop the product pipeline with the long-term growth of the Company in mind

•   Develops a strategy for both short-term and long-term actions that the Company will need to take to ensure that it is capitalizing on growth opportunities — organic and acquired

•   A strong pipeline of new products is necessary for the Company to meet its growth strategy plans

External Health Care Environment Enhance the Company’s position as an active leader in health care with an influential voice in health care issues	• The Company’s role in shaping the future of the health care industry and the quality of care for its patients and customers is important

•   The Company’s role as an educator and its ability to influence access to care and improvements in health-care regulations are critical to the success of the Company’s business and to meeting the tenets set forth in Our Credo

Reputation Understand and proactively manage the changing dynamics on key issues such as reputation, media/external and investment community communications and social responsibility
•   Key to maintaining strong brands

•   A measure of how well the Company is meeting its social responsibilities to its communities as outlined in the Credo

•   Building relationships with the investment community and media is important in helping investors understand the Company’s business model

Leadership Build the leadership pipeline by enacting effective assessment and development measures that allow the Company to cultivate its leadership and identify high-potential executives
•   Identifying future leaders and developing and retaining key talent is critical to the success of the Company’s growth strategy

•   Building a diverse workforce is part of the Company’s culture and strengthens ties to its communities and its customers

The Committee receives an assessment from the Chairman/CEO for the executive officers and reviews these assessments, relying on its own judgment and knowledge of the Company to evaluate performance for each of the executive officers. During the performance review meetings, the Committee’s key considerations include:

1.  How the executive performed against goals

2.  Whether decisions and actions were consistent with Our Credo values

3.  Whether the long-term impact of decisions to the Company was considered

Executive Compensation Decisions

2009 Compensation for 2008 Performance

Some of the compensation figures included in the tables in the “Executive and Director Compensation” section of this Proxy Statement were paid to executives in 2009 for performance in 2008. The decisions regarding these awards and payments were discussed in detail in the Company’s 2009 Proxy Statement dated March 11, 2009. For a full understanding of these decisions, please refer to the sections of the 2009 Proxy Statement entitled “Compensation Discussion and Analysis — Executive Compensation Decisions — 2009 Compensation for 2008 Performance.”

2010 Compensation for 2009 Performance

The following section summarizes the assessment of 2009 individual performance against the achievement of key strategic and financial objectives. These assessments were used by the Committee to determine compensation actions for each of the executive officers. The Committee determined base salary increases, annual performance bonuses and long-term incentive awards based on total rewards, as well as on a component-by-component basis. Target pay position relative to the Executive Peer Group was also taken into account. The performance of each executive officer was evaluated, and the ultimate compensation decisions were determined, based on the judgment and experience of the Board, the Committee or the Chairman/CEO, as applicable. While performance against objectives was a significant factor, the achievement of particular objectives did not determine compensation award levels in a formulaic manner.

All the executive officers were evaluated against a set of financial and strategic objectives. Their individual performance evaluations were based on overall business performance as well as the performance of their business group or function.

The Committee believes that the Named Executive Officers performed well under challenging economic conditions. The Company delivered on financial commitments and made progress to meet or exceed its strategic objectives. In 2009, the Company continued to advance on its “winning in health care” growth strategy by strengthening its core businesses while investing in key product launches, acquisitions and partnerships. The Company’s strong financial position provides the ability to continue growing a global presence by building and expanding into emerging markets. This lays the groundwork for future growth and sustained revenue streams over the long-term. Given the extraordinary events of the past year, the Committee felt the Company delivered solid, financial results in a difficult year.

The table below details the financial objectives for the overall business against which all of the Company’s executive officers were evaluated.

Financial Objective	Goal	2009 Results	S&P 500	S&P HC Equip	S&P Pharm	DJIA
2009 Sales Growth (operational)	(1.0%) - 1.0%	(0.3%)

2009 Free Cash Flow	$13.8 billion	$14.2 billion

2009 Earnings Per Share	$4.45 - $4.55	$4.63(1)
2009 Total Growth	(2.2%) - 0.0%	1.8%

Shareholder Return
3 Yr Compounded Annual Growth Rate	Exceed index	2.1%	(5.6%)	(0.7%)	0.5%	(3.1%)
5 Yr Compounded Annual Growth Rate	growth	2.9%	0.4%	0.4%	2.6%	1.9%

(1)	Excluding special items. A reconciliation can be found on the Investor Relations section of the Company’s Web site at www.investor.jnj.com/sales-earnings.cfm under “Q4 2009 Reconciliation of Non-GAAP Financial Measures.”

Mr. Weldon — Chairman/CEO

Overview

The Board believes that Mr. Weldon generally exceeded expectations despite substantial economic, political, regulatory and competitive challenges as well as significant patent expirations. As referenced in the table above, the Company delivered solid financial results and positioned itself for future growth.

Strategic Results

•	Under Mr. Weldon’s leadership, the Company strengthened pipelines across the enterprise through strategic acquisitions, investments and collaborations, including Cougar Biotechnology, Inc., Elan Corporation, plc, Crucell NV, Mentor Corporation and Acclarent, Inc.

•	The Company enhanced its global presence by developing significant new sales channels, expanding its surgical training and R&D centers and generating strong growth in emerging markets including Brazil, China, India and Mexico.

•	Mr. Weldon played an effective role in helping shape health care policy around the world and has been very involved with efforts on U.S. Health Care Reform. Mr. Weldon’s personal involvement with key leaders and organizations has ensured the interests of the Company are well represented.

•	The Company continued to maintain a strong reputation through Mr. Weldon’s commitment to Our Credo, focus on sustainability, transparency in investor relations and philanthropic activities.

•	In 2009, Mr. Weldon initiated a major restructuring to streamline the global workforce and reduce costs to allow investment in growth opportunities.

•	Mr. Weldon continued to build a pipeline of future leaders. He made difficult personnel decisions with the restructuring in 2009, while maintaining leadership development programs which will produce long-term results for the Company.

•	Under Mr. Weldon’s leadership, Johnson & Johnson supported more than 600 philanthropic programs, which address HIV/AIDS, maternal and child health, diabetes, mental health, management training for health care providers, and disaster and humanitarian relief.

Compensation

•	For Mr. Weldon, the Board approved a 3.2% merit increase effective February 22, 2010. His base salary is at the 75th percentile of the Executive Peer Group.

•	Mr. Weldon was awarded an annual performance bonus equal to 125% of his target, an option/RSU award equal to 109% of his target and a CLP grant equal to 101% of his target.

•	Mr. Weldon’s total direct compensation is at the 75th percentile of the Executive Peer Group. Please see the table on page 41 of this Proxy Statement for the award values for each pay component.

•	In the role of Chairman/CEO, Mr. Weldon’s compensation is higher than that of the Company’s other executive officers due to the level of responsibility of his position. All other executive officers report to Mr. Weldon and are appropriately compensated based on their roles in the organization and against the Executive Peer Group.

Mr. Caruso — Chief Financial Officer

Mr. Caruso is the Chief Financial Officer and has additional responsibility for the Information Technology and Procurement functions.

Strategic Results

•	In 2009, Mr. Caruso worked with the other Company leaders in developing their financial plans and provided ongoing oversight and direction to support achievement of those plans.

•	With Mr. Caruso’s disciplined financial focus, the Company continued to deliver adjusted earnings growth despite a sales decline for the year.

•	The Company maintained a strong cash flow and balance sheet to provide the financial strength for investments in growth.

•	In pursuit of operational excellence, Mr. Caruso initiated standardization and restructuring efforts to facilitate operational synergies and streamline the cost structure for the Company.

•	Mr. Caruso continued to build on his strong relationship with the financial community by proactively reaching out to the investment community, an effort that was recognized by external benchmarks.

•	Under Mr. Caruso’s direction, the Procurement function minimized the impact from supply chain interruptions on the business and enabled revenue enhancing improvements through supplier innovation.

•	Under Mr. Caruso’s direction, the Information Technology function improved I/T controls and risk management, drove more efficiency in I/T infrastructures and reinvested savings in the business.

•	Mr. Caruso provided thorough evaluation of various strategic M&A opportunities in order to assist management in the selection of value-creating transactions.

•	Mr. Caruso increased diversity at the senior leadership level and made key appointments to continue to develop and grow talent. His focus on retaining talent in critical positions continued a positive trend.

•	Mr. Caruso is recognized for developing strong finance talent across the Company and is sought out by other executives in the Company for his perspective.

Compensation

•	For Mr. Caruso, the Committee approved a 3.6% merit increase effective February 22, 2010. His base salary is below the 50th percentile of the Executive Peer Group for his position as CFO.

•	Mr. Caruso was also awarded an annual performance bonus equal to 110% of his target based on the results of his function and overall business performance. He also received an option/RSU award equal to 101% of his target and a CLP grant equal to 102% of his target.

•	Mr. Caruso’s total compensation is between the 50th percentile and 75th percentile of the Executive Peer Group. Please see the table on page 41 of this Proxy Statement for the award values for each pay component.

•	Due to the change in the planning basis of awards from a vesting-based approach under the CLC Plan to a grant-based approach under the CLP Plan, certain executives were adversely impacted. The Committee approved one-time CLP awards to transition these executives to the new CLP Plan. As a result, Mr. Caruso received a CLP transition award of 148,400 CLPs.

Mr. Deyo — Vice President, Human Resources and General Counsel

Mr. Deyo serves as General Counsel and has additional responsibility for the offices of the Corporate Secretary, Government Affairs and Policy, Health Care Compliance, Privacy, Security and Aviation. In November 2009, he assumed responsibility for the Human Resources function worldwide.

Strategic Results

•	Under Mr. Deyo’s leadership, the Law Department effectively managed, and provided critical advice to executives in connection with, many significant litigation matters, some where the Company has been the defendant and others the plaintiff. Among the litigation successes in 2009 were several substantial recoveries in key patent disputes.

•	The Law Department enhanced Johnson & Johnson’s capability to manage risk by effectively shaping the external environment in areas such as tort reform and the protection of intellectual property, and managing numerous governmental investigations.

•	The Law Department provided effective legal guidance on significant acquisitions and strategic collaborations, including transactions with Cougar Biotechnology, Inc., Crucell NV and Elan Corporation, plc.

•	The Government Affairs and Policy Groups provided a strong voice in helping to shape healthcare policies around the world, including substantial engagement with the United States Government in its efforts at health care reform.

•	Mr. Deyo initiated a restructuring of the Compliance group to drive more consistency across the business segments for compliance, reporting and implementation of key compliance programs.

•	The work of all departments reporting to Mr. Deyo has been instrumental in the Company’s efforts to accelerate growth and enhance Johnson & Johnson’s reputation.

•	Mr. Deyo continues to be active personally in efforts to strengthen the Company’s strong culture of ethical behavior in accordance with the Credo.

•	Mr. Deyo was successful in retaining key talent, both in critical senior positions, as well as in the leadership pipeline for those positions.

•	Mr. Deyo performed exceptionally well in employee engagement and provided important support for the Company’s diversity and inclusion efforts.

Compensation

•	For Mr. Deyo, the Committee approved a 4.5% merit increase effective February 22, 2010. His base salary is above the 75th percentile of the Executive Peer Group for chief legal officers.

•	Mr. Deyo was also awarded an annual performance bonus equal to 139% of his target. He also received an option/RSU award equal to 112% of his target and a CLP grant equal to 114% of target.

•	Mr. Deyo’s total compensation is above the 75th percentile of the Executive Peer Group. Please see the table on page 41 of this Proxy Statement for the award values of each pay component.

•	Due to the change in the planning basis of awards from a vesting-based approach under the CLC Plan to a grant-based approach under the CLP Plan, certain executives were adversely impacted. The Committee approved one-time CLP awards to transition these executives to the new CLP Plan. As a result, Mr. Deyo received a CLP transition award of 426,440 CLPs.

Ms. Goggins — Worldwide Chairman, Consumer Group

Financial Results:

		2009
Financial Objective — Consumer	Goal	Results
Sales Growth (operational)	3.2% - 4.0%	2.0%

Management Net Income Growth	6.4% - 10.8%	8.7	%(1)

Cash Flow Metric	21.5% - 29.0%	99.4%

(1)	Excluding special items.

Strategic Results:

•	The Consumer Group’s performance for 2009 was solid, on both a financial and a non-financial basis, despite external events that adversely impacted the business, including the global economic downturn, as well as negative publicity on certain products. Under Ms. Goggins’ leadership, four of the Consumer Group’s six franchises experienced year-on-year operational growth.

•	Ms. Goggins continued to build on the Consumer Group’s iconic brands and introduced new products such as AVEENO® line extensions, the continued expansion of LISTERINE® TOTAL CARE and the launch of SUN CRYSTALS®.

•	The Consumer Group is well positioned for future growth with an increased product pipeline and new science-based innovations.

•	As part of a Company-wide focus on organizational effectiveness and to position the Consumer Group for future sustainable growth, Ms. Goggins significantly restructured the Consumer business in 2009.

•	Ms. Goggins increased the effectiveness of the Consumer Group by strengthening talent pipelines, improving recruiting processes in key strategic markets, focusing on diversity, driving engagement and a Credo-based culture. She performed well in retaining and developing key talent. In addition, Ms. Goggins’ restructuring efforts simplified the business’ organizational structure, which facilitated clarity in decision-making and accountability.

Compensation:

•	For Ms. Goggins, the Committee approved a 3.4% merit increase effective February 22, 2010. Her base salary is below the 50th percentile of the Executive Peer Group.

•	Based on the financial and strategic results of the Consumer Group as well as overall Company results, Ms. Goggins was awarded an annual performance bonus equal to 101% of her target. She also received an option/RSU award equal to 103% of her target and a CLP grant equal to 102% of her target.

•	Ms. Goggins’ total compensation is between the 50th percentile and 75th percentile of the Executive Peer Group. Please see the table on page 41 of this Proxy Statement for the award values for each pay component.

•	Due to the change in the planning basis of awards from a vesting-based approach under the CLC Plan to a grant-based approach under the CLP Plan, certain executives were adversely impacted. The Committee approved one-time CLP awards to transition these executives to the new CLP Plan. As a result, Ms. Goggins received a CLP transition award of 211,430 CLPs.

Ms. McCoy — Worldwide Chairman, Pharmaceuticals Group

Financial Results:

		2009
Financial Objective — Pharmaceuticals	Goal	Results
Sales Growth (operational)	(6.4%) - (5.2%)	(6.1%)

Management Net Income Growth	(13.8%) - (10.3%)	(10.3%)(1)

Cash Flow Metric	(51.9%) - (37.5%)	(5.0%)

(1)	Excluding special items.

Strategic Results:

•	Ms. McCoy took on the position of Worldwide Chairman, Pharmaceuticals Group in January 2009, a challenging year which included the anticipated loss of nearly $3 billion in revenue due to patent expirations. Under Ms. McCoy’s leadership, the Pharmaceuticals Group met the financial targets for the year.

•	In 2009, Ms. McCoy positioned the Pharmaceuticals Group for future growth. The organization launched five new products and invested in acquisitions and leading-edge collaborations that strengthened the Company in areas such as prostate cancer (Cougar Biotechnology, Inc.), Alzheimer’s disease (Elan Corporation, plc), vaccines (Crucell NV), tuberculosis (Global Alliance for TB Drug Development), and HIV (Gilead Sciences, Inc.).

•	Under Ms. McCoy’s leadership, the Pharmaceuticals Group continued to expand its core products with new indications and the advancement of its pipeline with new filings.

•	The Pharmaceuticals Group has accelerated growth in key emerging markets with robust growth in Brazil, Turkey, Mexico and China. To position for the future, the organization has partnered with branded generics in India, expanded its sales reach in China and developed its R&D presence in emerging markets.

•	Ms. McCoy has also improved efficiency with the restructuring of the Pharmaceuticals Group, integrating the global R&D organization, geographic commercial organizations, and the global strategy group.

•	Ms. McCoy made strong progress developing the Pharmaceuticals Group’s leadership pipeline and improving overall organizational effectiveness. She made numerous leadership appointments and organizational changes to align the business with the Company’s long-term growth strategies while retaining critical talent.

Compensation

•	For Ms. McCoy, the Committee approved a 4.8% merit increase effective February 22, 2010. Her base salary is below the 50th percentile of the Executive Peer Group.

•	Based on the financial and strategic results of the Pharmaceuticals Group as well as overall Company results, Ms. McCoy was awarded an annual performance bonus equal to 129% of her target. She also received an option/RSU award equal to 118% of her target and a CLP grant equal to 125% of target.

•	Ms. McCoy’s total compensation is at the 75th percentile of the Executive Peer Group. Please see the table below for the award values of each pay component.

2010 Award Values for Individual Pay Components

The following table shows each component of compensation approved in February 2010 for performance in 2009 for each Named Executive Officer. This table does not include CLC and CLP dividend equivalent payments, change in pension value, non-qualified deferred compensation earnings or the items categorized under “All Other Compensation” in Column H of the Summary Compensation Table on page 44 of this Proxy Statement.

		Annual	Annual
	Approval/	Base	Performance	Options	Options	RSUs	RSUs	CLPs	CLPs	Total Planned
	Award	Salary	Bonus	Granted	Granted	Granted	Granted	Granted	Granted	Compensation
Name	Date	($)(1)	($)	(#)	($)(2)	(#)	($)(3)	(#)	($)(4)	($)(5)

W. C. Weldon	2/8/2010	$1,860,000	$3,600,000	586,873	$4,713,177	48,906	$2,773,851	1,471,215	$6,899,998	$19,847,026
D. J. Caruso	2/8/2010	753,900	1,004,000	119,770	961,873	9,981	566,102	383,795	1,799,999	5,085,874
	2/9/2010(6)							148,400	695,996
R. C. Deyo	2/8/2010	873,100	1,164,000	131,747	1,058,060	10,979	622,707	319,830	1,500,003	5,217,870
	2/9/2010(6)							426,440	2,000,004
C. A. Goggins	2/8/2010	827,200	1,007,000	134,159	1,077,431	11,180	634,107	383,795	1,799,999	5,345,737
	2/9/2010(6)							211,430	991,607
S. S. McCoy	2/8/2010	785,900	1,205,000	143,724	1,154,247	11,977	679,311	469,085	2,200,009	6,024,467

(1)	Annual base salary effective February 22, 2010.

(2)	Option exercise price was $62.62. The grant date fair value as calculated under U.S. GAAP was $8.031 per option share. The Black-Scholes option valuation model was used with the following assumptions: volatility of 17.43% based on a blended rate of four-year daily historical average volatility rate, and a five-week average implied volatility rate based on at-the-money traded Johnson & Johnson stock options with a life of two years; dividend yield of 3.30%; risk-free interest rate of 2.78% based on a U.S. Treasury rate of six years; and a six-year option life.

(3)	The price used to determine the number of RSUs granted was $62.62, which was the average of the high and low prices of the Company’s Common Stock on the NYSE on the grant date. The grant date fair value for the RSU awards as calculated under U.S. GAAP was $56.718 per RSU based on the average of the high and low prices of the Company’s Common Stock on the NYSE on the grant date and discounted by an expected dividend yield of 3.30% due to the lack of dividends paid on the RSUs prior to vesting.

(4)	The defined CLP present value for purposes of determining the number of CLPs granted is the sum of the core CLP unit value on the date of grant and the estimated present value of the dividend equivalents to be paid over the 10-year CLP term. For the February 8, 2010 grant, the defined present value per CLP was $4.69. This consisted of the core CLP unit value of $3.99 and the estimated present value of the dividend equivalents of $0.70. The estimated present value of the dividend equivalents was calculated assuming a dividend equivalent amount of $0.1354 per unit per year, and a 4.84% discount rate. The calculation took into account that dividend equivalents are only paid on vested CLPs.

(5)	Total does not include the one-time CLP transition award.

(6)	Due to the change in the planning basis of the awards from a vesting-based approach under the CLC Plan to a grant-based approach under the CLP Plan, certain executives were adversely impacted. The Committee approved selected one-time CLP awards to transition these executives to the new CLP Plan.

SECTION IV — ADDITIONAL INFORMATION CONCERNING EXECUTIVE COMPENSATION

Use of Tally Sheets

The Committee reviews compensation tally sheets, prepared by management and reviewed by the Committee’s compensation consultant, which present comprehensive data on the total compensation and benefits package for each of the Company’s executive officers. These tally sheets include all obligations for present and projected future compensation, as well as analyses for hypothetical terminations and retirements to consider the Company’s obligations under such circumstances. The tally sheets are not used to determine the various elements of compensation or the actual amounts of compensation to be approved.

Employment Arrangements and Agreements

None of the Named Executive Officers are covered by any special arrangements or agreements regarding benefits or payments upon termination. The Company offers broad-based, non-discriminatory separation benefits to full-time U.S. employees who are involuntarily terminated, based on level. This coverage provides the Named Executive Officers with two weeks pay for each year of service, with a minimum of twelve weeks pay.

Change-in-Control Arrangements and Agreements

The Company does not have any change-in-control agreements or arrangements in place for any of its executive officers. In addition, there are no change-in-control provisions in any of the Company’s compensation plans or instruments.

Stock Ownership Guidelines for Directors and Executive Officers

The Company’s stock ownership guidelines for Directors and executive officers are intended to further align their interests with the interests of the Company’s shareholders. Under these guidelines, the Chairman/CEO is required to directly or indirectly own Company Common Stock equal in value to five times his or her annual salary, and the other executive officers are required to own stock equal to three times his or her annual base salary. Non-Employee Directors are required to own stock equal to three times his or her annual cash retainer, in addition to retaining the stock initially granted upon joining the Board. The Board may designate other executive officers to be subject to specific stock ownership thresholds. Stock ownership for the purpose of these guidelines does not include shares underlying stock options. Individuals subject to these guidelines are required to achieve the relevant ownership threshold within five years after first becoming subject to the guidelines. If an individual becomes subject to a higher ownership threshold due to promotion or increase in base salary, that individual will be expected to meet the higher ownership threshold within three years. The Nominating & Corporate Governance Committee of the Board reviews compliance with these guidelines on an annual basis. Company policy prohibits Directors and executive officers from transacting in derivative instruments linked to the performance of the Company’s securities.

Executive Compensation Recoupment Policy

Under the Company’s compensation recoupment policy, in the event of a material restatement of the Company’s financial results, the Board will review the facts and circumstances that led to the requirement for the restatement and will take actions it deems necessary and appropriate. The Board will consider whether any executive officer received compensation based on the original financial statements because it appeared he or she achieved financial performance targets that in fact were not achieved based on the restatement. The Board will also consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such actions or omissions constituted misconduct. The actions the Board could elect to take against a particular executive officer, depending on all facts and circumstances as determined during their review, include: the recoupment of all or part of any bonus or other compensation paid to the executive officer that was based upon achievement of financial results that were subsequently restated; disciplinary actions, up to and including termination; and/or the pursuit of other available remedies.

Tax Impact on Compensation

The Committee has reviewed the Company’s compensation plans with regard to the deduction limitation under the Omnibus Budget Reconciliation Act of 1993 (the “Act”) and the final regulations interpreting the Act that have been adopted by the U.S. Internal Revenue Service (the “IRS”) and the U.S. Department of the Treasury. Based on this review, the Committee has determined that the stock option grants under the Johnson & Johnson 2005 Long-Term Incentive Plan (the “LTI Plan”), as previously approved by shareholders, meet the requirements for deductibility under the Act. RSU grants under this same plan do not meet the requirements for deductibility under the Act.

In order to permit the future deductibility of executive bonus awards paid in cash and stock-based incentives for certain executive officers of the Company, the Committee and the Board of Directors have adopted the EIP that was approved by shareholders. As a result, all executive bonus awards qualify as performance-based and are not subject to the tax deductibility limitation of Section 162(m) of the IRC. In addition, the Committee has approved the Executive Income Deferral Plan (EIDP) that allows an individual executive officer to elect to defer a portion of base salary, cash and stock bonus awards on an annual basis. Participation in the EIDP is limited to executive officers and is voluntary. Accordingly, any amounts that would otherwise result in non-tax deductible compensation may be deferred under the EIDP.

As a result of the implementation of the EIP and permitting voluntary deferrals under the EIDP, the Company strives to maximize the tax deduction available under Section 162(m) of the IRC. However, in some cases, the Committee may elect to exceed the tax-deductible limits. This may be necessary for the Company to attract and retain global business leaders who can drive financial and strategic growth objectives that maximize long-term shareholder value.

EXECUTIVE AND DIRECTOR COMPENSATION

SUMMARY COMPENSATION TABLE

The following table provides information concerning the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers for fiscal 2009 and, for those executive officers who were named in the 2009 and 2008 Proxy Statements, for fiscal 2008 and 2007. For a complete understanding of the table, please read the narrative disclosures that follow the table.

						G
						Change in
						Pension
						Value and
					F	Non-Qualified
A	B				Non-Equity	Deferred	H
Name and	Fiscal	C	D	E	Incentive Plan	Compensation	All Other	I
Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Compensation($)	Earnings ($)	Compensation ($)	Total ($)

William C. Weldon	2009	$1,802,500	$2,762,532	$5,238,069	$12,831,146	$7,983,010	$196,587	$30,813,844
Chairman/CEO	2008	1,792,019	2,452,129	3,979,360	12,598,260	8,001,976	303,688	29,127,432
	2007	1,725,000	2,319,368	5,338,468	12,136,520	6,613,649	271,757	28,404,762

Dominic J. Caruso	2009	723,739	486,847	923,105	2,441,300	601,651	43,708	5,220,350
VP, Finance, CFO	2008	701,442	389,612	632,234	1,999,500	452,397	43,995	4,219,180
	2007	550,000	208,754	480,462	1,550,100	298,386	53,648	3,141,350

Russell C. Deyo	2009	831,838	611,372	1,159,245	3,608,760	2,374,644	45,535	8,631,394
VP, HR & General Counsel	2008	804,096	618,749	1,004,137	3,513,100	1,917,729	123,700	7,981,511
	2007	769,616	579,872	1,334,611	3,945,000	1,656,888	92,560	8,378,547

Colleen A. Goggins	2009	795,854	634,037	1,202,179	3,784,070	1,840,303	60,453	8,316,896
WW Chairman, Consumer	2008	766,635	630,240	1,022,731	3,687,885	1,600,850	69,844	7,778,185
Group	2007	729,923	579,872	1,334,611	3,884,500	1,257,220	72,269	7,858,395

Sherilyn S. McCoy	2009	747,731	407,599	772,833	2,626,630	1,188,351	36,890	5,780,034
WW Chairman, Pharmaceuticals Group

Salary (Column C)

The amounts reported in Column C represent base salaries paid to each of the Named Executive Officers for the listed fiscal year.

Stock Awards (Column D)

The amounts reported in Column D represent the grant date fair value of RSU awards, in accordance with U.S. GAAP, for the listed fiscal year. Under U.S. GAAP, the fair value of RSU awards is estimated on the grant date and discounted for dividends because dividends are not paid on RSUs during the vesting period. In accordance with current SEC disclosure requirements, RSU awards for fiscal 2008 and fiscal 2007, previously reported as amounts recognized, or “expensed,” for the fiscal year, are now being reported above as grant date fair values.

Restricted Share Unit Fair Values

	RSU Grant Date
	2/12/07	2/11/08	2/9/09

Common Stock Fair Market Value(1)	$65.62	$61.75	$58.33
Dividend Yield	2.50%	2.90%	3.30%
RSU Fair Value	$60.879	$56.605	$52.832

(1)	Average of the high and low prices of the Company’s Common Stock on the NYSE on the grant date.

Determination of RSU awards and certain terms and conditions of the RSUs are described in the section entitled “Compensation Discussion and Analysis — Section II — Compensation Framework and Pay Components” on pages 27 and 29 of this Proxy Statement.

Option Awards (Column E)

The amounts reported in Column E represent the grant date fair value of stock option awards granted in accordance with U.S. GAAP for the listed fiscal year. In accordance with current SEC disclosure requirements, stock option awards for fiscal 2008 and fiscal 2007, previously reported as amounts recognized, or “expensed,” for the fiscal year, are now being reported above as grant date fair values.

Under U.S. GAAP, the fair value of each stock option award is estimated on the grant date using the Black-Scholes option valuation model based on the assumptions noted in the following table. The expected life of an option is determined using historical data. Expected volatility represents a four-year daily historical average volatility rate, plus a five-week average implied volatility rate based on at-the-money traded Johnson & Johnson stock options with a life of two years. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant.

Black-Scholes Assumptions

	Stock Option Grant Date
	2/12/07	2/11/08	2/9/09

Common Stock Fair Market Value(1)	$65.62	$61.75	$58.33
Risk Free Rate	4.78%	2.97%	2.71%
Expected Volatility	14.66%	15.00%	19.48%
Expected Life	6 yrs	6 yrs	6 yrs
Dividend Yield	2.50%	2.90%	3.30%
Fair Value	$11.677	$7.655	$8.348

(1)	Average of the high and low prices of the Company’s Common Stock on the NYSE on the grant date.

Determination of stock option awards and certain terms and conditions of the stock options are described in the section entitled “Compensation Discussion and Analysis — Section II — Compensation Framework and Pay Components” on pages 27 and 29 of this Proxy Statement.

Non-Equity Incentive Plan Compensation (Column F)

The amounts reported in Column F represent the aggregate dollar value for each of the Named Executive Officers of the annual performance bonus for the listed fiscal year, CLCs that vested in the listed fiscal year and dividend equivalents received during the fiscal year. The specific amounts included in Column F are shown below.

				Value of CLC
				Dividend
		Annual	Value of CLC	Equivalents
	Fiscal	Performance	Units that Vested in	Received During the
Name	Year	Bonus ($)	Fiscal Year ($)	Fiscal Year ($)	Total ($)

W. C. Weldon	2009	$3,600,000	$5,091,296	$4,139,850	$12,831,146
	2008	3,700,000	5,272,360	3,625,900	12,598,260
	2007	3,500,000	5,688,120	2,948,400	12,136,520
D. J. Caruso	2009	1,004,000	974,100	463,200	2,441,300
	2008	900,000	740,500	359,000	1,999,500
	2007	735,000	531,600	283,500	1,550,100
R. C. Deyo	2009	1,164,000	974,100	1,470,660	3,608,760
	2008	1,000,000	1,184,800	1,328,300	3,513,100
	2007	1,018,500	1,727,700	1,198,800	3,945,000
C. A. Goggins	2009	1,007,000	1,493,620	1,283,450	3,784,070
	2008	1,050,000	1,569,860	1,068,025	3,687,885
	2007	1,060,000	1,860,600	963,900	3,884,500
S. S. McCoy	2009	1,205,000	811,750	609,880	2,626,630

Annual performance bonuses for the listed fiscal year were approved by the Committee and paid to the Named Executive Officers in the first fiscal quarter of the following year in the form of 85% cash and 15% Company Common Stock as determined by the Committee.

CLCs are part of a deferred long-term compensation program under which performance units are awarded to key executives. Calculation of CLC unit value and certain terms and conditions of CLCs are described in the section entitled “Compensation Discussion and Analysis — Section II — Compensation Framework and Pay Components” on pages 30 and 31 of this Proxy Statement. The dollar value of the vested CLCs reported in this column was determined using the fiscal year-end 2008, 2007 and 2006 value of $32.47, $29.62, and $26.58 per CLC unit, respectively.

CLC dividend equivalents are paid to CLC Plan participants during the fiscal year on vested and unvested CLCs in the same amount and at the same time as dividends on the Company’s Common Stock. The amounts of dividend equivalents on unvested CLCs received in 2009 were for Mr. Weldon: $936,050, Mr. Caruso: $191,070, Mr. Deyo: $116,572, Ms. Goggins: $198,790 and Ms. McCoy: $303,010. Commencing with the CLPs (the successor instrument to CLCs) granted in February 2010, dividend equivalents will not be paid on CLPs that have not yet vested. See “Compensation Discussion and Analysis — Section II — Compensation Framework and Pay Components — Components of Executive Compensation — Long-Term Incentives — Certificates of Long-Term Performance — Dividend Equivalents” on page 30 of this Proxy Statement.

In prior years, the Company reported dividend equivalents on CLCs paid during the fiscal year under “All Other Compensation” (Column H). The Company has determined that dividend equivalents represent payments under the Company’s cash-based long-term incentive plan and thus are more appropriately reported under Column F rather than Column H. The Company has made this change in reporting for all years presented in the Summary Compensation Table. This change in reporting dividend equivalents from Column H to Column F has no effect on the amounts of total compensation from what has previously been reported by the Company in prior years’ Proxy Statements.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column G)

Change in Pension Value

The changes in pension value included in the figures reported in Column G represent the increase in the present value of the accrued pension benefit for each Named Executive Officer. This increase in present value is not a current cash payment. It represents the increase in the value of the executive officers’ pensions, which are only paid after retirement.

The accrued pension benefits for each of the Named Executive Officers were calculated based on the final average pay and the years of service as of the listed fiscal year-end. The present value of the accrued pension benefits for each Named Executive Officer increased over the previous year-end because:

•	An additional year of completed service was included in the calculation of benefits;

•	The average of the most recent five years of pay increased over the five-year average pay as of the previous fiscal year-end; and

•	The normal retirement age, the assumed commencement of benefits, is one year closer.

The present value can also increase or decrease in value due to changes in actuarial assumptions. Between fiscal year-end 2007 and fiscal year-end 2008 the mortality table changed from the GAM 1994 Table projected to 2004 to the UP-1994 Table projected to 2008 to reflect improvements in life expectancy. Between fiscal year-end 2008 and fiscal year-end 2009 the mortality table was changed to the UP-1994 Table projected to 2009. No other actuarial assumptions changed between fiscal year-end 2007 and fiscal year-end 2009.

Change in Non-Qualified Deferred Compensation Earnings

The amounts representing above-market returns on all CLCs vested as of the listed fiscal year-end are also included in Column G. The Company uses 120% of the December applicable federal long-term interest rate (“AFR”) as the reference rate to compare potential returns of CLCs. The CLC unit value increased 10.10% in 2009, from $32.47 as of fiscal year-end 2008 to $35.75 as of fiscal year-end 2009. 120% of the AFR for December 2009 was 5.02%.

This increase in vested unit value is not a current cash payment and is not part of the executives’ actual realized compensation for the year. Executives will not receive any CLC unit value until they retire or otherwise leave the Company, and the amount they receive will be based on the CLC unit value at that time, which could be higher, lower or the same as the current value.

The above-market calculation for CLCs in deferred compensation accounts in 2009 was 5.08%; the CLC unit value increase of 10.10% minus the reference rate of return of 5.02%. As an example, for Mr. Weldon, the actual increase in the value of his vested CLCs in 2009 was $5,444,800, while the above-market calculation was $2,739,010 of this amount. Again, this is an unrealized amount and not actual compensation received by the executive for the year.

The table below shows the specific amounts of change in pension value and above-market calculation for vested CLCs for 2007, 2008, and 2009 included in Column G using 120% of AFR as the reference rate.

		Change in	Above-Market
	Fiscal	Pension	Calculation for
Name	Year	Value ($)	Vested CLCs ($)	Total ($)

W. C. Weldon	2009	$5,244,000	$2,739,010	$7,983,010
	2008	6,099,932	1,902,044	8,001,976
	2007	4,585,754	2,027,895	6,613,649
D. J. Caruso	2009	369,000	232,651	601,651
	2008	311,945	140,452	452,397
	2007	166,784	131,602	298,386
R. C. Deyo	2009	1,217,000	1,157,644	2,374,644
	2008	1,067,933	849,796	1,917,729
	2007	690,378	966,510	1,656,888
C. A. Goggins	2009	913,000	927,303	1,840,303
	2008	947,940	652,910	1,600,850
	2007	548,711	708,509	1,257,220
S. S. McCoy	2009	926,000	262,351	1,188,351

All Other Compensation (Column H)

The amounts reported in Column H represent the aggregate dollar amount for each Named Executive Officer for perquisites and other personal benefits, tax reimbursements, Company contributions to the Company’s 401(k) Savings Plan, and insurance premiums. The following table shows the specific amounts included in Column H.

				Registrant
				Contributions to
		Perquisites and		Defined
	Fiscal	Other Personal	Tax	Contribution	Insurance
Name	Year	Benefits(1)	Reimbursements(2)	Plans	Premiums(3)	Total

W. C. Weldon	2009	$114,995	$480	$81,112	—	$196,587
	2008	184,165	24,297	80,641	$14,585	303,688
	2007	179,231	11,017	77,625	3,884	271,757
D. J. Caruso	2009	11,140	—	32,568	—	43,708
	2008	3,055	3,777	31,565	5,598	43,995
	2007	31,994	5,393	10,348	5,913	53,648
R. C. Deyo	2009	8,102	—	37,433	—	45,535
	2008	58,020	18,335	36,184	11,161	123,700
	2007	50,084	4,403	34,633	3,440	92,560
C. A. Goggins	2009	24,640	—	35,813	—	60,453
	2008	23,890	4,885	34,499	6,570	69,844
	2007	32,635	2,857	32,847	3,930	72,269
S. S. McCoy	2009	3,242	—	33,648	—	36,890

(1)	Under SEC Rules, companies are required to identify by type all perquisites and other personal benefits for a “named executive officer” if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount for that individual.

•	The aggregate value of perquisites and other personal benefits for Mr. Weldon in fiscal 2009 was $114,995. This amount comprised: personal use of Company aircraft ($62,847); car and driver for commutation and other personal transportation ($30,503); home security system monitoring fees; and executive dining room meals.

•	The aggregate value of perquisites and other personal benefits for Mr. Caruso in fiscal 2009 was $11,140. This amount comprised: personal use of Company aircraft and executive dining room meals.

•	The aggregate value of perquisites and other personal benefits for Mr. Deyo in fiscal 2009 was $8,102.

•	The aggregate value of perquisites and other personal benefits for Ms. Goggins in fiscal 2009 was $24,640. This amount comprised: personal use of Company aircraft; executive dining room meals; home security system monitoring fees; and car and driver for personal transportation.

•	The aggregate value of perquisites and other personal benefits for Ms. McCoy in fiscal 2009 was $3,242.

Amounts for fiscal 2008 and 2007 for Messrs. Weldon, Caruso and Deyo and Ms. Goggins were reported in the Company’s 2009 and 2008 Proxy Statements.

Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company. The Company calculates the aggregate incremental cost to the Company for personal use of Company aircraft as the sum of the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per mile flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate Company aircraft (e.g, aircraft purchase costs, maintenance not related to personal trips, and flight crew salaries) are not included. The Company calculates the aggregate incremental cost to the Company for Company cars and drivers for commutation and other personal transportation as the sum of the cost of fuel, driver overtime fees, and other smaller variable costs. Fixed costs that would be incurred in any event to operate Company cars (e.g., car purchase costs, maintenance not related to personal trips, and driver salaries) are not included. Executives are taxed on the imputed income attributable to personal use of Company aircraft and cars (excluding commuting) and do not receive tax assistance from the Company with respect to these amounts.

(2)	Use of Company aircraft for business purposes.

(3)	No insurance premiums are reported in this table for 2009 because the executive life insurance premiums for fiscal 2009 were actually paid at the beginning of fiscal 2010. The insurance premiums paid in fiscal 2010 for fiscal 2009 were as follows: Mr. Weldon: $19,068; Mr. Caruso: $5,882; Mr. Deyo: $14,993; Ms. Goggins: $7,842; Ms. McCoy: $4,994.

Total Compensation (Column I)

The amounts reported in Column I are the sum of Columns C through H for each of the Named Executive Officers. All compensation amounts reported in Column I include amounts paid and amounts deferred.

GRANTS OF PLAN-BASED AWARDS — 2009

The following table provides information concerning the annual performance bonus and long-term incentive awards made to each of the Named Executive Officers in fiscal 2009. For a complete understanding of the table, please read the narrative disclosures that follow the table.

							H	I
				Estimated Future			All Other	All Other
				Payouts			Stock	Option	J	K	L	M
				Under Non-Equity			Awards:	Awards:	Exercise	Closing	Grant	Grant
		Non-Equity Incentive Plan Awards		Incentive Plan			Number of	Number of	or Base	Market	Date Fair	Date Fair
		(CLCs)		Awards (Annual			Shares of	Securities	Price of	Price on	Value of	Value of
	B	C	D	Performance Bonus)			Stock or	Underlying	Option	the Grant	Stock	Option
A	Grant	Units	Unit	E	F	G	Units	Options	Awards	Date	Awards	Awards
Name	Date	Granted (#)	Price ($)	Threshold ($)	Target ($)	Maximum ($)	(#)	(#)	($/sh)	($)	($)	($)

W. C. Weldon	2/9/09	125,000	$32.47	$0	$2,884,000	$5,768,000	52,289	627,464	$58.33	$58.50	$2,762,532	$5,238,069

D. J. Caruso	2/9/09	40,000	32.47	0	909,500	1,819,000	9,215	110,578	58.33	58.50	486,847	923,105

R. C. Deyo	2/9/09	22,000	32.47	0	835,900	1,671,800	11,572	138,865	58.33	58.50	611,372	1,159,245

C. A. Goggins	2/9/09	70,000	32.47	0	1,000,125	2,000,250	12,001	144,008	58.33	58.50	634,037	1,202,179

S. S. McCoy	2/9/09	85,000	32.47	0	937,500	1,875,000	7,715	92,577	58.33	58.50	407,599	772,833

Non-Equity Incentive Plan Awards (Columns C and D)

The amounts reported in Columns C and D relate to the CLCs awarded to the Named Executive Officers in February 2009 for the 2008 performance year. The value of CLCs granted in 2009 was based on the CLC unit value as of fiscal year-end 2008, which was $32.47. The CLC unit value is subject to increase or decrease based on the performance of the Company. The calculation of CLC unit value and certain terms and conditions of CLCs are described in the section entitled “Compensation Discussion and

Analysis — Section II — Compensation Framework and Pay Components” on pages 30 and 31 of this Proxy Statement.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns E through G)

The amounts reported in Columns E through G reflect threshold, target and maximum annual performance bonus award amounts for the 2009 performance year that were set in 2009. Actual annual performance bonus payments, as reflected in Column F of the Summary Compensation Table on page 44 of this Proxy Statement, were made in recognition of 2009 performance using the range represented in these Columns E through G as guidance.

Bonus targets as a percentage of base salary and annual performance bonuses paid to the Named Executive Officers were determined as described in the section entitled “Compensation Discussion and Analysis — Section II — Compensation Framework and Pay Components” on pages 25 through 29 of this Proxy Statement.

All Other Stock and Option Awards (Columns H through M)

The amounts reported in Columns H through M relate to the RSU and stock option grants awarded to the Named Executive Officers in February 2009 for the 2008 performance year. Under the terms of the LTI Plan, the stock options were granted at an exercise price equal to the fair market value (calculated as the average of the high and low stock prices on the NYSE) of the Company’s Common Stock on the grant date. For the grants made in February 2009, this value was $0.17 lower than the closing price on the grant date. Determination of RSU and stock option awards and certain terms and conditions of the RSUs and stock options are described in the section entitled “Compensation Discussion and Analysis — Section II — Compensation Framework and Pay Components” on pages 27 and 29 of this Proxy Statement.

Under U.S. GAAP, the grant date fair value of the RSU awards is estimated on the grant date and discounted for dividends because dividends are not paid on RSUs during the vesting period. The grant date fair value was $52.832 per RSU based on the average of the high and low prices of the Company’s Common Stock on the NYSE on the grant date and discounted by an expected dividend yield of 3.30%.

Under U.S. GAAP, the grant date fair value of each stock option award is calculated on the grant date using the Black-Scholes option valuation model. The stock options expiring on February 9, 2019 had a grant date present value of $8.348 per option share. The Black-Scholes model was used with the following assumptions: volatility of 19.48% based on a blended rate of four-year daily historical average volatility rate, and a five-week average implied volatility rate based on at-the-money traded stock options with a life of two years; dividend yield of 3.30%; risk-free interest rate of 2.71% based on a U.S. Treasury rate of six years; and a six-year option life.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2009

The following table provides information concerning the unexercised stock options outstanding and unvested RSUs for each of the Named Executive Officers as of fiscal year-end 2009.

							Stock Awards
							H	I
							Stock Awards	Market
							Number of	Value of
			Number of Securities				Shares or	Shares or
			Underlying Unexercised		F	G	Units of	Units of
	B	C	Options (#)		Option	Option	Stock that	Stock that
A	Grant	Vesting	D	E	Exercise	Expiration	Have Not	Have
Name	Date	Date	Exercisable	Unexercisable	Price	Date	Vested (#)	Not Vested ($)

W. C. Weldon	11/30/00	12/1/03	240,000		$50.69	11/29/10
	2/11/02	2/12/05	600,000		57.30	2/10/12
	2/10/03	2/11/06	450,000		52.20	2/8/13
	2/9/04	2/10/07	325,000		53.93	2/7/14
	2/14/05	2/15/08	410,000		66.18	2/13/15

							Stock Awards
							H	I
							Stock Awards	Market
							Number of	Value of
			Number of Securities				Shares or	Shares or
			Underlying Unexercised		F	G	Units of	Units of
	B	C	Options (#)		Option	Option	Stock that	Stock that
A	Grant	Vesting	D	E	Exercise	Expiration	Have Not	Have
Name	Date	Date	Exercisable	Unexercisable	Price	Date	Vested (#)	Not Vested ($)

	2/13/06	2/14/09	452,520		$58.34	2/12/16
	2/12/07	2/13/10		457,178	65.62	2/10/17	38,098	$2,453,892
	2/11/08	2/12/11		519,838	61.75	2/10/18	43,320	2,790,241
	2/9/09	2/10/12		627,464	58.33	2/8/19	52,289	3,367,934
D. J. Caruso	11/30/00	12/1/03	19,800		50.69	11/29/10
	2/11/02	2/12/05	30,000		57.30	2/10/12
	2/10/03	2/11/06	20,400		52.20	2/8/13
	2/9/04	2/10/07	30,000		53.93	2/7/14
	2/14/05	2/15/08	30,000		66.18	2/13/15
	2/13/06	2/14/09	20,569		58.34	2/12/16
	2/12/07	2/13/10		41,146	65.62	2/10/17	3,429	220,862
	2/11/08	2/12/11		82,591	61.75	2/10/18	6,883	443,334
	2/9/09	2/10/12		110,578	58.33	2/8/19	9,215	593,538
R. C. Deyo	11/30/00	12/1/03	170,000		50.69	11/29/10
	2/11/02	2/12/05	125,000		57.30	2/10/12
	2/10/03	2/11/06	110,000		52.20	2/8/13
	2/9/04	2/10/07	110,000		53.93	2/7/14
	2/14/05	2/15/08	125,000		66.18	2/13/15
	2/13/06	2/14/09	113,130		58.34	2/12/16
	2/12/07	2/13/10		114,294	65.62	2/10/17	9,525	613,505
	2/11/08	2/12/11		131,174	61.75	2/10/18	10,931	704,066
	2/9/09	2/10/12		138,865	58.33	2/8/19	11,572	745,353
C. A. Goggins	11/30/00	12/1/03	50,000		50.69	11/29/10
	2/11/02	2/12/05	125,000		57.30	2/10/12
	2/10/03	2/11/06	110,000		52.20	2/8/13
	2/9/04	2/10/07	120,000		53.93	2/7/14
	2/14/05	2/15/08	130,000		66.18	2/13/15
	2/13/06	2/14/09	112,359		58.34	2/12/16
	2/12/07	2/13/10		114,294	65.62	2/10/17	9,525	613,505
	2/11/08	2/12/11		133,603	61.75	2/10/18	11,134	717,141
	2/9/09	2/10/12		144,008	58.33	2/8/19	12,001	772,984
S. S. McCoy	11/30/00	12/1/03	15,000		50.69	11/29/10
	2/11/02	2/12/05	21,000		57.30	2/10/12
	2/10/03	2/11/06	20,000		52.20	2/8/13
	2/9/04	2/10/07	25,000		53.93	2/7/14
	2/14/05	2/15/08	28,000		66.18	2/13/15
	2/13/06	2/14/09	34,282		58.34	2/12/16
	2/12/07	2/13/10		44,499	65.62	2/10/17
	2/11/08	2/12/11		64,777	61.75	2/10/18
	2/9/09	2/10/12		92,577	58.33	2/8/19	7,715	496,923

Market Value of Shares or Units of Stock That Have Not Vested (Column I)

The market value of unvested RSUs included in Column I was calculated using the closing price of the Company’s Common Stock on the NYSE on December 31, 2009, which was the last business day of fiscal 2009, of $64.41.

OPTION EXERCISES AND STOCK VESTED — 2009

The following table provides information concerning the exercises of stock options during fiscal 2009 on an aggregated basis and RSUs vested during 2009 for each of the Named Executive Officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares Acquired	Value Realized
	Acquired on	Value Realized	on Vesting	Upon on
Name	Exercise (#)	Upon Exercise ($)	(#)	Vesting ($)

W. C. Weldon	160,000	$1,297,556	37,710	$2,161,160
D. J. Caruso	40,420	279,150	5,142	294,688
R. C. Deyo	100,000	1,260,316	9,427	540,261
C. A. Goggins	24,000	265,692	9,363	536,594
S. S. McCoy	9,700	118,631	—	—

PENSION BENEFITS — 2009

The following table provides information as of fiscal year-end 2009 with respect to the Company’s pension plans for each of the Named Executive Officers. For a complete understanding of the table, please read the narrative disclosures that follow the table.

				Present
		Number of	Normal	Value of
		Years Credited	Retirement	Accumulated
Name	Plan Name	Service (#)	Age (#)	Benefit ($)

W. C. Weldon	Salaried Pension Plan	38.33	62	$1,357,000
	Excess Pension Plan			38,071,000
D. J. Caruso	Salaried Pension Plan	10.00	62	192,000
	Excess Pension Plan			1,010,000
R. C. Deyo	Salaried Pension Plan	24.33	62	809,000
	Excess Pension Plan			6,786,000
C. A. Goggins	Salaried Pension Plan	28.08	62	668,000
	Excess Pension Plan			5,632,000
S. S. McCoy	Salaried Pension Plan	27.50	62	503,000
	Excess Pension Plan			2,502,000

Each of the Named Executive Officers participates in the same defined benefit pension plans offered to other U.S. non-union employees. Annuity benefits payable under the U.S. plans are calculated as (1) final average earnings times 1.667% times years of service prior to 2005, plus (2) 1.55% times years of service after 2004, minus (3) age 65 Social Security benefits times 1.429% times years of service. For this formula, final average earnings are defined as the average of the highest consecutive 60 months out of the last 120 months of pay, including base salary and bonus, and dividend equivalents paid or deferred on nonvested CLC units for years prior to 2009.

The formula above produces the amount payable as a monthly annuity for the life of the Named Executive Officer beginning as early as age 62. Benefits can begin as early as age 55, but are subject to a 4% per year reduction for the number of years before age 62 that benefits begin.

The Salaried Pension Plan applies this formula to pay up to the IRS’ covered compensation limit ($245,000 in 2009). The Excess Pension Plan is a restorative supplemental retirement plan that uses the same formula (including the definition of final average earnings) as the Salaried Pension Plan without applying the IRS pay limits and is offset by amounts paid from the Salaried Pension Plan. Any U.S. non-union employee may participate in the Excess Pension Plan if his or her covered compensation exceeds the IRS limit.

While a present value is shown in the table, benefits are not available as a lump sum and must be taken in the form of an annuity. Present values were calculated using the same actuarial assumptions applied in the calculation of pension liabilities reported in the Company’s 2009 Annual Report (discount rate of 6.50%, mortality according to the UP-1994 table projected to 2009).

No payments were made in 2009 under the Company’s pension plans to any of the Named Executive Officers.

NON-QUALIFIED DEFERRED COMPENSATION — 2009

The following table provides information with respect to the Company’s defined contribution and non-tax-qualified compensation deferral plans for each of the Named Executive Officers for 2009. For a complete understanding of the table, please read the narrative disclosures that follow the table.

	B	C	D	E
	Executive	Registrant	Aggregate	Aggregate
A	Contributions in	Contributions in	Earnings	Balance
Name	Last FY ($)	Last FY ($)	in Last FY ($)	at Last FYE ($)

W. C. Weldon	—	$5,161,383	$9,193,492	$78,035,220
D. J. Caruso	$134,962	995,643	518,523	5,417,822
R. C. Deyo	—	1,000,508	2,604,395	26,891,012
C. A. Goggins	157,465	1,518,408	2,040,810	21,534,526
S. S. McCoy	—	834,373	537,509	5,774,897

Executive Contributions in Last Fiscal Year (Column B)

The amounts reported in Column B include amounts deferred in the last fiscal year under the Executive Income Deferral Plan, which allows eligible employees to defer up to 50% of base salary and 100% of annual performance bonus.

Registrant Contributions in Last Fiscal Year (Column C)

The amounts reported in Column C include Company contributions to each of the Named Executive Officer’s Excess Savings Plan account. These amounts also include the value of CLCs that vested during the fiscal year, calculated using the fiscal year-end 2008 CLC unit value of $32.47. The value of CLCs that vested during the fiscal year is also included in Column F of the Summary Compensation Table on page 44 of this Proxy Statement. The specific amounts included in Column C are shown below.

	Registrant
	Contribution to	Value of CLC
	Excess Savings	Units Vested
Name	Plans ($)	in Last FY ($)	Total ($)

W. C. Weldon	$70,087	$5,091,296	$5,161,383
D. J. Caruso	21,543	974,100	995,643
R. C. Deyo	26,408	974,100	1,000,508
C. A. Goggins	24,788	1,493,620	1,518,408
S. S. McCoy	22,623	811,750	834,373

Aggregate Earnings in Last Fiscal Year (Column D)

The amounts reported in Column D include earnings on the Executive Income Deferral Plan, Excess Savings Plan and International Savings Plan, in addition to the change in value on all vested CLCs as of the fiscal year-end. The CLC unit value increased from $32.47 as of fiscal year-end 2008 to $35.75 as of fiscal year-end 2009. The portion of the change in value on all vested CLCs as of fiscal year-end 2009 deemed to be above-market returns is included in Column G of the Summary Compensation Table on page 44 of this Proxy Statement. The specific amounts included in Column D are shown below.

	Earnings
	on Income
	Deferral Program	Change in
	and Excess and	Value on all
	Int’l Savings	Vested CLCs at
Name	Plans ($)	Last FYE ($)	Total ($)

W. C. Weldon	$3,748,692	$5,444,800	$9,193,492
D. J. Caruso	56,043	462,480	518,523
R. C. Deyo	303,147	2,301,248	2,604,395
C. A. Goggins	197,450	1,843,360	2,040,810
S. S. McCoy	15,989	521,520	537,509

Aggregate Balance at Last Fiscal Year-End (Column E)

The amounts reported in Column E include the full balance from the Executive Income Deferral Plan, Excess Savings Plan and International Savings Plan. These amounts also include the full value (at $35.75) of all vested CLCs held by each Named Executive Officer as of fiscal year-end 2009. The specific amounts included in Column E are shown below.

	Full Balance of
	Income Deferral	Full Value of
	Plan and Excess	all Vested
	and Int’l Savings	CLCs at Last
Name	Plans ($)	FYE ($)	Total ($)

W. C. Weldon	$18,690,220	$59,345,000	$78,035,220
D. J. Caruso	377,072	5,040,750	5,417,822
R. C. Deyo	1,808,812	25,082,200	26,891,012
C. A. Goggins	1,443,026	20,091,500	21,534,526
S. S. McCoy	90,647	5,684,250	5,774,897

Each of the Named Executive Officers participates in two or more of the following non-tax qualified deferred compensation programs: Excess Savings Plan (all Named Executive Officers), International Savings Plan (Mr. Weldon and Ms. Goggins), Executive Income Deferral Plan (Messrs. Weldon and Deyo and Ms. Goggins) and CLC Plan (all Named Executive Officers).

The Company’s 401(k) Savings Plan provides a matching contribution of 4.5% of base salary for employees contributing at least 6% of base salary. Base salary covered under this plan is limited by the IRS (to $245,000 in 2009). The Excess Savings Plan credits an unfunded account with 4.5% of base salary in excess of the IRS limit. The rate of earnings credited to the Excess Savings Plan accounts is equal to actual earnings in the Balanced Fund investment option within the Company’s 401(k) Savings Plan (26.4% in 2009). Distribution of Excess Savings Plan account balances will be made as a single lump sum shortly after retirement or separation, unless the participant made an irrevocable deferral or installment election before December 15, 2009.

Mr. Weldon and Ms. Goggins have each worked at Johnson & Johnson locations outside of the United States where no U.S. tax-qualified savings plan was available. As a result, accounts in the International Savings Plan were credited with 3% of base salary for those periods. The rate of earnings credited to the International Savings Plan accounts is equal to actual earnings in the Fixed Interest Fund investment option within the Company’s 401(k) Savings Plan (4.5% in 2009). Distribution of International Savings Plan accounts are made upon retirement or separation from the Company.

Under the Executive Income Deferral Program, certain executives are eligible to defer up to 50% of base salary and 100% of performance bonus until they retire from the Company. Distribution of amounts deferred before 2005 can begin up to 10 years after separation or retirement and be paid as a lump sum or in up to 15 annual installments. Payment of amounts deferred after 2004 begins on the later of (i) six months after retirement; or (ii) January of the year following retirement. Deferred amounts are credited with earnings equal to the actual return on the following investment options: Johnson & Johnson Common Stock, One-Year Treasury Bills, or the investment options within the Company’s 401(k) Savings Plan. The allocation among these options is elected by the executive officer. For 2009, the return on the One-Year Treasury Bill option was 0.34% and the aggregate return on Johnson & Johnson Common Stock for these participants was 13.83%.

No withdrawals or distributions were made to any of the Named Executive Officers under any of the Company’s defined contribution or non-tax-qualified compensation deferral plans in 2009.

DIRECTOR COMPENSATION — 2009

The following table provides information concerning the compensation of the Company’s Non-Employee Directors for 2009. Directors who are employees of the Company receive no additional compensation for their services as Directors or as members of Board committees. For a complete understanding of the table, please read the footnotes and the narrative disclosures that follow the table.

			D
	B	C	All Other
A	Fees Earned or	Stock	Compensation	E
Name	Paid in Cash ($)	Awards ($)	($)	Total ($)

M. S. Coleman	$110,000	$99,978	$20,000	$229,978
J. G. Cullen	130,000	99,978	—	229,978
M. M. E. Johns	110,000	99,978	20,000	229,978
A. G. Langbo	120,000	99,978	12,500	232,478
S. L. Lindquist	110,000	99,978	1,700	211,678
A. M. Mulcahy	19,355 (1)	60,640	—	79,995
L. F. Mullin	120,000	99,978	20,000	239,978
W. D. Perez	110,000	99,978	20,000	229,978
C. Prince	120,000	99,978	—	219,978
D. Satcher	120,000	99,978	20,000	239,978

(1)	Fees pro rated for partial service year

Fees Earned or Paid in Cash (Column B)

In 2009, each Non-Employee Director received an annual fee of $100,000 for his or her service as a member of the Company’s Board of Directors, except Ms. Mulcahy who received a pro rata amount for partial year service. In addition, Non-Employee Directors received an annual fee of $5,000 for service on a Board committee, or $15,000 if he or she was Chairman of the committee. The Presiding Director was paid an additional annual fee of $10,000. Non-Employee Directors were eligible to receive meeting fees of $1,500 per day if they attended a committee meeting held on a day other than a Board meeting day. Meeting fees are not paid for participation in telephonic committee meetings.

Stock Awards (Column C)

Each Non-Employee Director receives non-retainer equity compensation in the first quarter of each year under the LTI Plan in the form of shares of restricted Common Stock having a value of $100,000 on the grant date. Accordingly, each Non-Employee Director was granted 1,714 shares of restricted Common Stock under the LTI Plan in February 2009, except Ms. Mulcahy who joined the Board in October 2009, and 1,596 shares of restricted Common Stock in February 2010. The restricted shares become freely transferable on the third anniversary of the grant date. In addition, each Non-Employee Director receives a one-time grant of 1,000 shares of unrestricted Common Stock upon first becoming a member of the Board, which Ms. Mulcahy received in October 2009. All figures in Column C represent the grant date fair value, computed in accordance with U.S. GAAP.

The aggregate number of stock options outstanding for each Non-Employee Director is indicated in the table below. The compensation costs for all of these options were recognized by the Company for financial reporting purposes prior to fiscal 2006. The Company ceased granting stock options to Non-Employee Directors after February 2004.

Name	Options (#)

M. S. Coleman	7,600
J. G. Cullen	24,050
M. M. E. Johns	—
A. G. Langbo	24,050
S. L. Lindquist	7,600
A. M. Mulcahy	—
L. F. Mullin	24,050
W. D. Perez	—
C. Prince	—
D. Satcher	13,900

Non-Employee Directors are subject to the Stock Ownership Guidelines for Directors and Executive Officers described in the section entitled “Compensation Discussion and Analysis — Section IV — Additional Information Concerning Executive Compensation— Stock Ownership Guidelines for Directors and Executive Officers” on page 42 of this Proxy Statement.

All Other Compensation (Column D)

Amounts in Column D reflect contributions made under the Company’s charitable matching gift program. Non-Employee Directors are eligible to participate in the Company’s charitable matching gift program for employees, pursuant to which the Company will contribute, on a two-to-one basis, up to $20,000 per year per employee or Non-Employee Director to educational and certain other charitable institutions.

Deferred Fee Plan for Non-Employee Directors

Under the Deferred Fee Plan for Non-Employee Directors, a Non-Employee Director may elect to defer payment of all or a portion of his or her fees until or beyond termination of his or her directorship. Deferred fees earn additional amounts based on a hypothetical investment in the Company’s Common Stock. (Non-Employee Directors who have served on the Board since prior to January 1, 1996 instead may elect to “invest” deferred fees into CLCs under the CLC Plan up to the time of termination of his/her directorship. Currently, no Directors have elected this option.) All Common Stock equivalent units held in each Non-Employee Director’s Deferred Fee Account receive dividend equivalents in the same amount and at the same time as dividends on the Company’s Common Stock.

Additional Arrangements

The Company pays for or provides (or reimburses Directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings or participating in director education programs and other director orientation or educational meetings.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of the Board of Directors of the Company by providing oversight of the financial management, legal compliance programs, independent auditors and financial reporting controls and accounting policies and procedures of the Company. The Company’s management is responsible for preparing the Company’s financial statements and systems of internal control and the independent auditors are responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent auditors.

In this context, the Audit Committee has met and held discussions with management and the internal and independent auditors (including private sessions with the internal auditors, the independent auditors, the Chief Financial Officer and the General Counsel at each Audit Committee meeting). Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended January 3, 2010 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

The Audit Committee has discussed with the independent auditors matters required to be discussed by the applicable Auditing Standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). In addition, the independent auditors provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit committee concerning independence, and the Audit Committee and the independent auditors have discussed the auditors’ independence from the Company and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by the independent auditors and the fees and costs billed and expected to be billed by the independent auditors for those services (as shown on page 57 of this Proxy Statement). All of the non-audit services provided by the independent auditors since February 10, 2003, and the fees and costs incurred in connection with those services, have been pre-approved by the Audit Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee. (This policy is discussed in further detail on page 58 of this Proxy Statement.) When approving the retention of the independent auditors for these non-audit services, the Audit Committee has considered whether the retention of the independent auditors to provide those services is compatible with maintaining auditor independence.

In reliance on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee believes that the non-audit services provided by the independent auditors are compatible with, and did not impair, auditor independence.

The Audit Committee also has discussed with the Company’s internal and independent auditors, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting.

In further reliance on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board of Directors on February 8, 2010, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2010, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors, and the Board has approved, subject to shareholder ratification, the selection of the Company’s independent auditors.

                          Mr. James G. Cullen, Chairman
                          Dr. Mary Sue Coleman
                          Mr. Leo F. Mullin

ITEM 2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year 2010. Shareholder ratification of the appointment is not required under the laws of the State of New Jersey, but the Board has decided to ascertain the position of the shareholders on the appointment. The Board of Directors will reconsider the appointment if it is not ratified. The affirmative vote of a majority of the shares voted at the meeting is required for ratification.

During fiscal years 2008 and 2009, PricewaterhouseCoopers not only acted as the independent registered public accounting firm for the Company and its subsidiaries (work related to the integrated audit of the Company’s consolidated financial statements and of its internal control over financial reporting), but also rendered on behalf of the Company and its subsidiaries other services.

Rules enacted under the Sarbanes-Oxley Act prohibit an independent auditor from providing certain non-audit services for an audit client. These rules became effective on May 6, 2003 for new engagements. All engagements with independent auditors to perform a prohibited non-audit service entered into prior to May 6, 2003 were required to be completed before May 6, 2004. Since May 6, 2004, PricewaterhouseCoopers has not provided any services that are prohibited under applicable rules and regulations. It is expected that PricewaterhouseCoopers will continue to provide certain accounting, additional audit, tax and other services to Johnson & Johnson and its affiliates, which are permitted under applicable rules and regulations.

The following table sets forth the aggregate fees billed or expected to be billed by PricewaterhouseCoopers for 2008 and 2009 for audit and non-audit services (as well as all “out-of-pocket” costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each such category is described following the table.

	Actual Fees
	2009	2008
	($ in thousands)

Audit Fees	$23,140	$24,110
Audit-Related Fees	6,730	7,810

Total Audit and Audit-Related Fees	29,870	31,920

Tax Fees	3,800	6,000

All Other Fees	460	650

Total Fees	$34,130	$38,570

Audit Fees — Consists of professional services rendered for the audit of the consolidated financial statements of the Company, quarterly reviews, statutory audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with and review of documents filed with the SEC.

Audit-Related Fees — Consists of assurance and related services related to employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultation and audits in connection with acquisitions and dispositions, internal control reviews, attest services that are not required by statute or regulation, advice as to the preparation of statutory financial statements, and consultations concerning financial accounting and reporting standards.

Tax Fees — Consists of tax compliance (review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatments for certain expenses, and transfer pricing documentation for compliance purposes relating to acquisitions), state and local tax planning, and consultations with respect to various domestic and international tax matters.

All Other Fees — Consists of reviews for compliance with various government regulations relating to the health care industry and privacy standards, risk management reviews and assessments, audits of various contractual arrangements to assess compliance, validation reviews of systems to assess compliance with Food and Drug Administration (FDA) rules, and projects relating to reviewing systems security controls.

Pre-Approval of Audit and Non-Audit Services

Under the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee in 2003, the Audit Committee must pre-approve all audit and non-audit services provided by the independent auditors. The Policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent auditor. The Policy utilizes both a framework of general pre-approval for certain specified services and specific pre-approval for all other services.

In the first quarter of each year, the Audit Committee is asked to pre-approve the engagement of the independent auditors, and the projected fees, for audit services, audit-related services (assurance and related services that are reasonably related to the performance of the auditor’s review of the financial statements or that are traditionally performed by the independent auditor) and tax services (such as tax compliance, tax planning and tax advice) for the current year. In addition, the following specific routine and recurring other services may also be pre-approved generally for the current year: audits or reviews of third parties to assess compliance with contracts; risk management reviews and assessments; dispute analysis; health care compliance reviews related to privacy; and other regulatory matters and certain projects to evaluate systems security.

The fee amounts approved at such first quarter meeting are updated to the extent necessary at the regularly scheduled meetings of the Audit Committee during the year. Additional pre-approval is required before actual fees for any service can exceed 5% of the originally pre-approved amount, excluding the impact of currency.

If the Company wants to engage the independent auditor for other services that are not considered subject to general pre-approval as described above, then the Audit Committee must approve such specific engagement as well as the projected fees. Additional pre-approval is required before any fees can exceed those fees approved for any such specifically-approved services.

If the Company wishes to engage the independent auditor for additional services that have not been generally pre-approved as described above, then such engagement will be presented to the Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then the Company may ask the Chairman of the Audit Committee to pre-approve such engagement. Any such pre-approval by the Chairman is then reported to the other Committee members at the next Committee meeting. In any event, pre-approval of any engagement by the Audit Committee or the Chairman of the Audit Committee is required before the independent auditors may commence any engagement.

In 2009, there were no fees paid to PricewaterhouseCoopers under a de minimis exception to the rules that waives pre-approval for certain non-audit services.

Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting of Shareholders and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from shareholders during the meeting.

The Board of Directors unanimously recommends that the shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2010.

ITEM 3:  SHAREHOLDER PROPOSAL ON ADVISORY VOTE
ON EXECUTIVE COMPENSATION

The following shareholder proposal has been submitted to the Company for action at the meeting by Walden Asset Management, a division of Boston Trust & Investment Management Company of Boston, Massachusetts, a beneficial owner of 346,700 shares of the Company’s Common Stock, as lead proponent for a filing group. The affirmative vote of a majority of the shares voted at the meeting is required for approval of the shareholder proposal. The text of the proposal follows:

“RESOLVED — that the shareholders of Johnson & Johnson recommend that the board of directors adopt a policy requiring that the proxy statement for each annual meeting contain a proposal, submitted by and supported by Company Management, seeking an advisory vote of shareholders to ratify and approve the board Compensation’s Committee Report and the executive compensation policies and practices set forth in the Company’s Compensation Discussion and Analysis.

SUPPORTING STATEMENT

Investors are increasingly concerned about mushrooming executive compensation especially when it is insufficiently linked to performance.

In 2009 shareholders filed close to 100 “Say on Pay” resolutions. Votes on these resolutions averaged more than 46% in favor, and close to 25 companies had votes over 50%, demonstrating strong shareholder support for this reform. Investor, public and legislative concerns about executive compensation have reached new levels of intensity.

An Advisory Vote establishes an annual referendum process for shareholders about senior executive compensation. We believe this vote would provide our board and management useful information from shareholders on the company’s senior executive compensation especially when tied to an innovative investor communication program.

In 2008 Aflac submitted an Advisory Vote resulting in a 93% vote in favor, indicating strong investor support for good disclosure and a reasonable compensation package. Chairman and CEO Daniel Amos said, “An advisory vote on our compensation report is a helpful avenue for our shareholders to provide feedback on our pay-for-performance compensation philosophy and pay package.” Over 30 companies have agreed to an Advisory Vote, including Apple, Ingersoll Rand, Microsoft, Occidental Petroleum, Pfizer, Prudential, Hewlett-Packard, Intel, Verizon, MBIA and PG&E. And nearly 300 TARP participants implemented the Advisory Vote in 2009, providing an opportunity to see it in action.

Influential proxy voting service RiskMetrics Group, recommends votes in favor, noting: “RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.”

A bill mandating annual advisory votes passed the House of Representatives, and similar legislation is expected to pass in the Senate. However, we believe companies should demonstrate leadership and proactively adopt this reform before the law requires it.

We believe existing SEC rules and stock exchange listing standards do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast, in the United Kingdom, public companies allow shareholders to cast a vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

We believe voting against the election of Board members to send a message about executive compensation is a blunt, sledgehammer approach, whereas an Advisory Vote provides shareowners a more effective instrument. We believe that a company that has a clearly explained compensation philosophy and metrics, reasonably links pay to performance, and communicates effectively to investors would find a management sponsored Advisory Vote a helpful tool.”

MANAGEMENT’S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

The Board of Directors favors a vote AGAINST the adoption of this proposal for the following reasons:

The Board recognizes the importance of executive compensation to many of our shareholders and welcomes constructive feedback on the Company’s executive compensation policies and practices set forth in the Compensation Disclosure and Analysis (CD&A) of the Proxy Statement. In recent years, management has increasingly engaged in dialogue on executive compensation with key stakeholders and has found this dialogue to be constructive. Each year, management and the Compensation & Benefits Committee review feedback received through this dialogue, as well as other avenues of communication available to shareholders. As a result of that dialogue, the Company has implemented several important changes to its compensation practices and made adjustments and enhancements to the CD&A that we believe will make our disclosures more informative and useful for our shareholders.

This proposal, which calls for an annual advisory vote on the Company’s executive compensation policies and practices, has been voted on at our Annual Meetings for the past two years, and each year a clear majority of the votes were cast against the proposal. A more detailed explanation of why we opposed the proposal at those meetings can be found in the Company’s 2008 and 2009 Proxy Statements. In addition, the United States Congress is currently considering legislation to make some type of advisory vote on executive compensation mandatory for all U.S. public companies. It is unclear whether this legislation will become law, and if it does, what exactly it would require companies to do and how often. For these reasons, the Board believes it would be premature to implement any kind of advisory vote on executive compensation at this time. Once the legislative debate has been settled, the Board will be in a better position to evaluate the best course of action for the Company in light of all of the facts and circumstances, including prior votes on this issue by our shareholders.

In the meantime, the Board continues to strongly encourage shareholders to engage in direct communication with the Board on executive compensation, or any other aspect of the Company’s business, through the process described in the section entitled “Corporate Governance — Communication with the Board” appearing on page 18 of this Proxy Statement.

It is, therefore, recommended that shareholders vote AGAINST this proposal.

ITEM 4: SHAREHOLDER PROPOSAL ON SPECIAL SHAREOWNER MEETINGS

The following shareholder proposal has been submitted to the Company for action at the meeting by William Steiner of Piermont, New York, a beneficial owner of 3,900 shares of the Company’s Common Stock. The affirmative vote of a majority of the shares voted at the meeting is required for approval of the shareholder proposal. The text of the proposal follows:

“RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that a large number of small shareowners can combine their holdings to equal the above 10% of holders. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt attention. This proposal does not impact our board’s current power to call a special meeting.

This proposal topic also won more than 60% support the following companies in 2009: CVS Caremark (CVS), Sprint Nextel (S), Safeway (SWY), Motorola (MOT) and R. R. Donnelley (RRD). William Steiner and Nick Rossi sponsored these proposals.

The merits of this Special Shareowner Meetings proposal should also be considered in the context of the need for improvements in our company’s 2009 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company “D” with “High Governance Risk” and “Very High Concern” in CEO pay — $29 million for William Weldon and $10 million for Christine Poon. Only 46% of Mr. Weldon’s pay was incentive based.

Charles Prince received our most against-votes — 14% and was on our key executive pay and nominating committees. We did not have an Independent Board Chairman or Cumulative Voting. Our lead director had 14-years board tenure - independence concern. Our directors still had a $20,000 annual gift program - conflict of interest concern.

Our directors held seats on seven boards rated “D” or “F” by the Corporate Library: Anne Mulcahy, Citigroup (C) and The Washington Post (WPO); David Satcher, MetLife (MET); Michael Johns, Genuine Parts (GPC); Leo Mullin, ACE Limited (ACE); William Weldon, JPMorgan (JPM) and William Perez, Campbell Soup (CPB). Ms. Mulcahy served on five boards — over-extension concern.

The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal: Special Shareowner Meetings — Yes on 4.

MANAGEMENT’S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

The Board of Directors favors a vote AGAINST the adoption of this proposal for the following reasons:

The proponent has requested that the Board amend the Company’s By-Laws to allow “holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%)” to call a special shareholder meeting. The Board believes that this proposal is unnecessary and inappropriate for the following reasons:

•	New Jersey corporate law already provides that, upon the application of stockholders holding, individually or as a group, at least 10 percent of all shares entitled to vote at a meeting, the Superior Court of New Jersey, for good cause shown, may order that a special shareholder meeting be called by the Company.

•	Furthermore, the Board amended the Company’s By-Laws in 2008, in response to a request from this same proponent to allow “holders of a reasonable percentage” of the Company’s Common Stock to call a special shareholder meeting, to allow a special meeting to be called by stockholders holding — individually or as a group — at least 25 percent of the Company’s outstanding Common Stock, subject to certain standard procedural requirements, but without the need to apply to the Court. The amended By-Laws can be found on the Company’s Web site at www.investor.jnj.com/governance/cdocument.cfm.

Thus, the Board believes this proposal is unnecessary and inappropriate, as our shareholders currently have two different avenues to call special meetings, including one at the proponent’s desired threshold. The Board believes these options appropriately balance both the desire of shareholders to be able to call meetings for legitimate purposes and the interest of the Company and its shareholders to protect against potential abuse of this mechanism. In addition, the Board believes it has been responsive and accommodating to this proponent’s previous, very recent request on the same issue.

It is, therefore, recommended that the shareholders vote AGAINST this proposal.

OTHER MATTERS

The Board of Directors does not intend to bring other matters before the meeting except items incident to the conduct of the meeting, and the Company has not received timely notice from any shareholder of an intent to present a proposal at the meeting. On any matter properly brought before the meeting by the Board or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. You may also vote in person at the meeting.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Your telephone or Internet vote must be received by 11:00 p.m., Eastern Time, on April 21, 2010.

Vote via the Internet • Log on to the Internet and go to www.investorvote.com/JNJ • Follow the steps outlined on the secured website.

Vote via Telephone • Call TOLL FREE 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals

The Board of directors recommends a vote FOR all the nominees listed.

1. Election of Directors:	For	Against	Abstain

01 - Mary Sue Coleman	☐	☐	☐

02 - James G. Culien	☐	☐	☐

03 - Michael M. E. Johns	☐	☐	☐

04 - Susan L. Lindquist	☐	☐	☐

05 - Anne M. Mulcahy	☐	☐	☐

06 - Lea F. Mullin	☐	☐	☐

07 - William D. Perez	☐	☐	☐

08 - Charles Prince	☐	☐	☐

09 - David Satcher	☐	☐	☐

10 - William C. Welcon	☐	☐	☐

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The Board of Directors recommends a vote FOR Proposal 2.
2. Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2010	For ☐	Against ☐	Abstain ☐

The Board of Directors recommends a vote AGAINST Proposal 3.

	For	Against	Abstain
3. Advisory Vote on Executive Compensation	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 4.

	For	Against	Abstain
4. Special Shareowner Meetings	☐	☐	☐

Non-Voting Items

	Yes		Yes
Request for Admission Ticket to Annual Meeting	☐	Request for Guess Ticket to Annual Meeting	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A and B ON BOTH SIDES OF THIS CARD.

ELECTRONIC DELIVERY OF PROXY MATERIALS
Sign up to receive next year’s annual report and proxy materials via the Internet. Next year when the materials are available, we will send you an e-mail with instructions which will enable you to review these materials online.
• Registered shareholders, to sign up for this optional service, visit www.computershare-na.com/green.
JOHNSON & JOHNSON EMPLOYEE SAVINGS PLANS
If you are an employee and hold stock in one of the Johnson & Johnson employee savings plans, this proxy card covers those shares held for you in your savings plan, as well as any other shares registered in your own name. By signing and returning this proxy card (or voting via the Internet or telephone), you will authorize the trustee of your savings plan to vote those shares held for you in your savings plan as you have directed.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy— Johnson & Johnson

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Notice of 2010 Annual Meeting of Shareholders
Hyatt Regency Hotel Two Albany Street, New Brunswick, NJ Proxy Solicited by Board of Directors for Annual Meeting — April 22, 2010,10:00 a.m., Eastern Time
The signatory hereto hereby appoints D. J. Caruso and R. C. Deyo and each or either of them as Proxies, with full power of substitution and revocation, to represent the signatory hereto and to vote all shares of Common Stock of Johnson & Johnson which the signatory hereto is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on April 22, 2010 at 10:00 a.m. at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, and any adjournments or postponements thereof, upon the matters listed on the reverse side hereof and, in their discretion, upon such other matters as may properly come before the meeting. The Proxies appointed hereby may act by a majority of said Proxies present at the meeting (or if only one is present by that one).

Shares represented by this Proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies have authority to vote FOR election of all Director nominees, FOR proposal 2 and AGAINST proposals 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Change of Address — Please print new address below.	Comments — Please print your comments below.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A and B ON BOTH SIDES OF THIS CARD.
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▪

***IMPORTANT MESSAGE ABOUT VOTING YOUR SHARES***
Recently, NYSE and SEC rule changes were enacted changing how shares held in brokerage accounts are voted in director elections. If YOU do not vote your shares on proposal one (Election of Directors), your brokerage firm can no longer vote them for you; your shares will remain unvoted. Previously, if your broker did not receive instructions from you, they were permitted to vote your shares for you in director elections. However, starting January 1, 2010, under changes to NYSE Rule 452, brokers will no longer be allowed to vote uninstructed shares.
     Therefore, it is very important that you vote your shares for all proposals including the election of directors.
In addition to checking the appropriate boxes on the enclosed vote instruction form, signing and returning it in the enclosed postage paid envelope, there are two additional convenient ways to vote that are available 24 hours a day:

Vote by Internet
Go to website: www.proxyvote.com
Follow these four easy steps:
▶	Read the accompanying Proxy materials.

▶	Go to website www.proxyvote.com.

▶	Have your vote instruction form in hand when you access the website.

▶	Follow the simple instructions.
********* Note **********
When voting online, you may also elect to give your consent to have all future proxy materials delivered to you electronically.

Vote by Telephone
Call toll-free on a touch-tone phone in the U.S. or Canada
Follow these four easy steps:
▶	Read the accompanying Proxy materials.

▶	Call the toll-free phone number printed on the enclosed vote instruction form.

▶	Have your vote instruction form in hand when you call the toll-free number.

▶	Follow the recorded instructions:
*	Press 1 to vote as the Board recommends

*	Press 2 to vote each proposal individually

Do not return your vote instruction form if you are voting by Internet or Telephone